Exhibit 10.6

EXECUTION COPY

CASINO SUBLEASE

THIS CASINO SUBLEASE (this “Lease”) is made and entered into as of the 6th day of November, 2006 (“Effective Date”) by and among MHG HR ACQUISITION CORP., a Nevada corporation, as landlord (“Merger Sub”), Morgans Hotel Group Co., a Delaware corporation (“Morgans”), and Golden HRC, LLC, a Nevada limited liability company, as tenant (“Tenant”).

RECITALS

A. This Lease is made with reference to that certain Agreement and Plan of Merger, dated as of May 11, 2006 (as amended, the “Merger Agreement”), by and among Hard Rock Hotel, Inc. (“Landlord”), as the surviving corporation and the successor to Merger Sub under this Lease, Morgans, as parent, Merger Sub, and Peter A. Morton, concerning the merger of Merger Sub with and into Landlord with Hard Rock Hotel, Inc. surviving the merger as the surviving corporation and an indirect subsidiary of Morgans (the “Merger Transaction”);

B. Upon the closing of the Merger Transaction, an Affiliate of Landlord (the “Master Landlord”) will have fee simple ownership of those certain premises located at 4455 Paradise Road, Las Vegas, Nevada 89109 (the “Property”), including, without limitation, the resort hotel casino and other improvements located thereon more commonly known as the Hard Rock Hotel & Casino (the “Hotel Casino”) and the Master Landlord will simultaneously enter into a lease whereby the Property is leased to Landlord (the “Master Lease”). Subject to the terms of this Lease, Landlord shall continue to operate the hotel and the non-gaming areas of the Hotel Casino after the Closing (as defined in the Merger Agreement).

C. Tenant desires to lease from Landlord, and Landlord desires to lease to Tenant, as reflected on the site plan attached hereto as Exhibit “A”, (i) a portion of the Hotel Casino in which gaming operations presently are being conducted, comprising approximately 30,000 square feet of floor space as well as the gaming areas located in and around the Hotel Casino’s swimming pool, including, without limitation, areas containing all front of the house casino-related slots, tables games and sportsbook and all areas used for gaming purposes (“Gaming Operations Location”); and (ii) the associated offices, back of the house count rooms, casino cages and all surveillance areas within the Hotel Casino (collectively, “Casino Offices”). The Gaming Operations Location and the Casino Offices are sometimes collectively referred to herein as the “Premises”; and

D. In conjunction with Tenant’s lease of the Premises, Tenant desires to purchase from Landlord, and Landlord desires to sell to Tenant, the Gaming Assets (as defined below) on the terms and conditions as provided herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the foregoing recitals are true and correct and as follows:

ARTICLE I

APPROVALS; GAMING ACTIVITIES; GAMING ASSETS

1.1 Gaming Approvals.

(a) On or before the Effective Date, Tenant shall submit any applications, filings and other submissions required by any national, state, local and other governmental, regulatory and administrative authorities, agencies, boards and officials responsible for or involved in the regulation of gaming or gaming activities in any applicable jurisdiction and, within the State of Nevada, specifically, the Nevada Gaming Commission, the Nevada State Gaming Control Board, and the Clark County Liquor and Gaming Licensing Board (collectively, “Gaming Authorities”) to obtain all approvals, consents, licenses, permits, authorizations, registrations, declarations, concessions, orders, filings, notices, findings of suitability, franchises, entitlements, waivers and exemptions that are necessary to conduct the Gaming Operations (as defined below) and purchase the Gaming Assets (collectively, the “Gaming Approvals”). Tenant shall respond to any requests from the Gaming Authorities and promptly file any additional information required in connection with such filings as soon as practicable after receipt of requests therefor. Tenant shall timely pay all application fees and investigative fees and costs required by the Gaming Authorities with respect to Tenant’s licensing (which fees and costs shall be Casino Expenses). Tenant shall keep Landlord promptly and regularly apprised of the status of any communications (including, without limitation, providing copies to Landlord of same) with, and any inquiries or requests for additional information from, the Gaming Authorities and shall comply promptly with any such inquiry or request. Notwithstanding anything herein to the contrary, in the event Landlord determines, in its reasonable discretion and on the advice of Landlord’s gaming counsel, that (x) Tenant is not complying with its obligations under this Section 1.1, or (y) Tenant is not likely to obtain the Gaming Approvals (other than as a result of Landlord’s failure to comply with its obligations under this Lease), then Landlord may terminate this Lease if Tenant fails to cure such noncompliance to Landlord’s reasonable satisfaction within ten (10) days from Landlord’s written notice to Tenant thereof.

(b) Prior to the Commencement Date, Landlord and Morgans shall submit any applications, filings and other submissions required by the Gaming Authorities to obtain all approvals, consents, licenses, permits, authorizations, registrations, declarations, concessions, orders, filings, notices, findings of suitability, franchises, entitlements, waivers, exemptions, variances and certificates of occupancy that are necessary to conduct the non-gaming operations (including, without limitation, the liquor operations at the Hotel Casino), close the Merger Transaction, and sell the Gaming Assets (the “Landlord Approvals”). Landlord and Morgans

shall respond to any requests from the Gaming Authorities and promptly file any additional information required in connection with such requests as soon as practicable after receipt of such requests. Landlord and Morgans shall timely pay all application fees and investigative fees and costs required by the Gaming Authorities with respect to Landlord’s and Morgans’ licensing (which fees and costs shall be Landlord Expenses). Landlord and Morgans shall keep Tenant promptly and regularly apprised of the status of any communications (including, without limitation, providing copies to Tenant of same) with, and any inquiries or requests for additional information from, the Gaming Authorities and shall comply promptly with any such inquiry or request. Notwithstanding anything herein to the contrary, in the event Tenant determines, in its reasonable discretion and on the advice of Tenant’s gaming counsel, that Landlord or Morgans are not complying with their obligations under this Section 1.1, then Tenant may terminate this Lease if Landlord and Morgans fail to cure such noncompliance to Tenant’s reasonable satisfaction within ten (10) days from Tenant’s written notice to Landlord and Morgans thereof.

1.2 Gaming Activities. The Premises are leased to Tenant solely for the purposes of conducting non-restricted gaming activities and such uses that are necessary or incidental thereto (the “Gaming Operations”). Tenant shall not use or suffer the Premises, or any portion thereof, to be used for any other purpose or purposes whatsoever, without Landlord’s prior express written consent, which consent may be withheld in Landlord’s sole discretion. At all times during the Term, Tenant shall undertake Gaming Operations with sound business practice, due diligence and efficiency so as to attempt to maximize Casino Revenues (as defined below) and shall comply with any and all orders, directives, notices, and other requirements of all boards of insurance underwriters with respect to Tenant’s use of the Property, the Hotel Casino, and the Premises. Without limiting any other provision hereof, at all times during the Term, Tenant shall undertake at its sole cost and expense (it being understood that the costs of such replacement will be expensed as a Casino Expense or capitalized pursuant to an increase in the Gaming Asset Note in accordance with Generally Accepted Accounting Principles (“GAAP”), as consistently applied) all of the following:

(a) reasonably determining the location and selection of the Gaming Assets within the Premises so as to endeavor to maximize Casino Revenues;

(b) providing change to customers using the Gaming Assets;

(c) providing supervision at or near the Gaming Assets in accordance with Gaming Laws (as defined below) to prevent minors from playing the Gaming Assets or loitering in the Premises and providing at least one (1) employee (or such greater number as may be required pursuant to Gaming Laws) at all times during operation of the Gaming Assets to achieve the foregoing;

(d) complying with all applicable statutes, laws, rules, regulations, orders, codes, permits, authorizations, building regulations, zoning laws and ordinances of any Governmental Authority (as defined below, and, including, without limitation, the Gaming Authorities) as amended from time to time, now or hereinafter in effect, including, without limitation, the Gaming Laws, having jurisdiction over Landlord or an Affiliate of Landlord, Tenant or any Affiliate of Tenant, this Lease, the Gaming Operations, the Premises or any portion of the Property (collectively, “Applicable Laws”) (provided that any alterations to the Property, the Hotel Casino or the Premises required for such compliance shall be made at Landlord’s sole cost and expense unless such alterations were necessitated by, or such noncompliance was caused by, Tenant, in which case, such alterations shall be a Casino Expense); and

(e) complying with all laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming within any applicable jurisdiction and, within the State of Nevada, specifically, the Nevada Gaming Control Act, as codified in the Nevada Revised Statutes (“NRS”) Chapter 463, and the regulations of the Nevada Gaming Commission promulgated thereunder, and the Clark County Code (“Gaming Laws”).

1.3 Gaming Assets. For purposes of this Lease, the “Gaming Assets” means, as applicable (a) any and all tangible “gaming devices” (as defined in NRS §463.0155), gaming device parts, inventory and other related gaming equipment and supplies used in connection with the Gaming Operations, including, without limitation, slot machines, gaming tables, cards, dice and tangible “associated equipment” (as defined in NRS § 463.0136); (b) all gaming chips and tokens, including, without limitation, all (i) slot machine tokens not currently in circulation, and (ii) “reserve” chips, if any, not currently in circulation (“Chips and Tokens”); (c) all casino cash, including, without limitation, cash in the gaming devices, gaming tables, cage, count rooms, drop boxes, change banks, customer front money and customer safekeeping money located at the Hotel Casino; (d) the Assumed Contracts (as defined below); (e) all assignable manufacturers and other warranties applicable to the Gaming Assets; (f) all computer hardware or software used solely in connection with the Gaming Operations to the extent such computer hardware or software is assignable to Tenant; (g) all receivables arising from the gaming activities at the Hotel Casino existing at the Commencement Date or arising during the Term; (h) Megabucks credits; and (i) any other item not set forth above which is specifically designated to be transferred to Tenant on the reference balance sheet attached hereto as Exhibit “B” (the “Reference Balance Sheet”). Tenant covenants that it will maintain the Gaming Assets in the manner and condition as required by this Lease and operate and maintain the Gaming Assets in accordance with Management Standards (as defined below). Tenant further agrees to keep and maintain all Gaming Assets in good condition and repair, and to promptly repair or replace (such replacements to be considered Gaming Assets) all damaged or broken Gaming Assets to keep and maintain the Gaming Assets operating and in good condition and to upgrade the Gaming Assets, as necessary, in accordance with the Gaming Laws. Without limiting the foregoing, Tenant shall (x) keep the Gaming Assets free of any security interest, chattel mortgage, pledge or other encumbrance except for financing leases or conditional sales agreements directly from Landlord or the vendor of such Gaming Assets; and (y) at Tenant’s cost, shall replace the same when such replacement is required, including, without limitation, the circumstances described herein (it being understood that the costs of such replacement will be expensed as a Casino Expense or capitalized pursuant to an increase in the Gaming Asset Note in accordance with GAAP, as consistently applied). All Gaming Assets installed in or furnished to the Gaming

Operations Location by Tenant during the Term (whether pursuant to contracts or commitments entered into by Tenant prior to or after the Commencement Date), if any, shall be new and shall be purchased for cash and acquired free of any security interest, chattel mortgage, pledge or other encumbrance except for financing leases or conditional sales agreements directly from Landlord or the vendor of such Gaming Assets.

1.4 Sale of Gaming Assets; Bill of Sale. To the extent lawfully transferable and assignable and subject to the receipt of all Gaming Approvals, Tenant agrees to purchase and accept from Landlord, and Landlord agrees to sell, assign, transfer, convey and deliver to Tenant on the Commencement Date, all of Landlord’s right, title and interest in and to the Gaming Assets. On the Commencement Date, Landlord shall deliver to Tenant a duly-executed bill of sale substantially in the form of Exhibit “C” hereto (a “Bill of Sale”) conveying the Gaming Assets to Tenant.

1.5 Assumed Gaming Liabilities; Assumed Contracts; Assignment and Assumption Agreement. As of the Commencement Date, Tenant will assume and be solely responsible and liable for all of the following liabilities and obligations (collectively, the “Assumed Gaming Liabilities”): (a) subject to the Gaming Laws, all liabilities and obligations with respect to the Chips and Tokens, customer front money and customer safekeeping money; (b) all liabilities and obligations for in-house progressive payoff schedules; (c) all liabilities that are designated on the Reference Balance Sheet as being assumed by Tenant; (d) all liabilities relating to, or arising in respect of all Assumed Contracts (as defined below) arising from and after the Commencement Date and during the Term that were not fully performed, and were not required to have been so performed, prior to the Commencement Date; (e) all liabilities and obligations for gaming taxes payable accruing from and after the Commencement Date and during the Term; (f) all liabilities and obligations for Megabucks payoff schedules existing as of the Commencement Date and during the Term; (g) all liabilities and obligations related to the Caribbean Stud Poker jackpot existing as of the Commencement Date and during the Term; (h) all voucher slot liabilities and obligations existing as of the Commencement Date and during the Term; (i) all liabilities and obligations related to participation or action games existing as of the Commencement Date and during the Term; (j) all liabilities and obligations related to the race and sportsbook existing as of the Commencement Date and during the Term; (k) all liabilities, including for all claims, pending or threatened litigation, resulting from or arising out of acts, omissions, events or occurrences, relating to the Gaming Assets or the Gaming Operations, that occur or arise on or after the Commencement Date and during the Term. To the extent lawfully transferable and assignable and subject to the receipt of all Gaming Approvals, Landlord agrees to assign to Tenant its rights under, and Tenant agrees to assume all obligations during the Term under, all leases, contracts and agreements to which Landlord is a party relating to the Gaming Assets and the Gaming Operations (collectively, the “Assumed Contracts”). From the Effective Date until the Commencement Date, Landlord shall only enter into additional leases, contracts and agreements in the ordinary course of business and only to the extent permitted by the Merger Agreement. Morgans shall not approve any additional leases, contracts or agreements for which Morgans’ approval is required under the Merger Agreement without first obtaining Tenant’s consent. On or prior to the Commencement Date, Landlord shall provide Tenant with a schedule reflecting all leases, contracts and agreements being assigned to Tenant. On the Commencement Date, Landlord shall deliver to Tenant, and Tenant shall deliver to Landlord, a duly-executed assignment and assumption agreement with respect to all Assumed Contracts substantially in the form of Exhibit “E” hereto (an “Assignment Agreement”).

1.6 Gaming Assets Purchase Price; Surrender of Gaming Assets. For and in consideration of the transfer of the Gaming Assets from Landlord to Tenant, Tenant shall pay Landlord an amount equal to Landlord’s net book value for the Gaming Assets, defined as the original cost of the Gaming Assets minus depreciation recognized with respect to such Gaming Assets (the “Gaming Assets Purchase Price”), payable as follows:

(a) A promissory note (the “Gaming Asset Note”) in substantially the form attached hereto as Exhibit “F” made by Tenant to Landlord whereby the principal amount shall accrue interest at a rate of ten percent (10%) per annum and the Gaming Asset Note shall be paid in accordance with Section 4.5; and

(b) Upon the expiration or earlier termination of the Lease and subject to the receipt of all necessary Gaming Approvals, Tenant shall transfer all Gaming Assets to Landlord or Landlord’s designee pursuant to the provisions of Section 1.8 hereof in full satisfaction of the balance of the Gaming Asset Note, if any, and, if none, for consideration equal to One Dollar ($1.00) per gaming device.

1.7 Disposal of Gaming Assets. Notwithstanding the foregoing provisions of this Article I, Tenant shall have the right, at any time or from time to time, to remove and sell, demolish or otherwise dispose of any Gaming Assets, whether installed in or furnished to the Gaming Operations Location, prior to, on or after the Commencement Date, if (a) Tenant determines, in its reasonable business judgment, that such act is necessary or desirable in connection with the Gaming Operations; (b) Tenant at its cost (either by the payment of cash or by financing, which shall be Casino Expenses) replaces the item or items so removed and disposed of, if such replacement is determined by Tenant to be necessary in connection with the Gaming Operations; and (c) any proceeds from the sale or other disposition of any such Gaming Assets are either invested by Tenant, in its reasonable discretion, in additional Gaming Assets or are paid to the Surplus Fund Reserve (as defined below).

1.8 Transfer of Gaming Assets and Assignment of Contracts at End of Term. Upon the expiration or earlier termination of this Lease and subject to approval of the Gaming Authorities, (i) all Gaming Assets shall be transferred to Landlord or its designee and Tenant shall deliver to Landlord or its designee a duly-executed Bill of Sale conveying the Gaming Assets to Landlord or its designee; and (ii) to the extent lawfully transferable and assignable, Tenant shall assign to Landlord or its designee, and Landlord or its designee shall assume and hold Tenant harmless from all obligations under all leases, contracts and agreements to which Tenant is then a party relating to the Gaming Assets and the Gaming Operations (the “Reassumed Contracts”), and Tenant shall deliver a duly-executed Assignment Agreement to Landlord or its designee assigning the Reassumed Contracts; and (iii) subject to Landlord’s approval in writing and to the extent lawfully transferable and assignable, Tenant shall assign to Landlord or its designee, and Landlord or its designee shall assume and hold Tenant harmless from all obligations under, each financing lease or conditional sales agreement relating to the Gaming Assets entered into by Tenant after the Commencement Date.

ARTICLE II

PREMISES

2.1 Lease of Premises. Effective as of the Commencement Date, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises.

2.2 Tenant’s Right of Access Through Common Areas. Tenant, its agents, employees, servants, contractors, licensees, business invitees and customers shall have the nonexclusive right, in common with Landlord and all others to whom Landlord has or may hereafter grant rights, at no additional cost or expense to Tenant, to use such common areas of the Property, including, without limitation, the parking lots, walkways, corridors, halls, passageways and ramps, sidewalks, access roads, landscaped and planted areas, public restrooms and other public facilities, as reasonably designated from time to time by Landlord (collectively, “Common Areas”), and in accordance with such reasonable rules and regulations, including, without limitation, such rules and regulations regarding Tenant’s Employees’ (as defined below) parking, as Landlord may from time to time impose. Tenant agrees that it shall abide by such rules and regulations. Tenant shall use commercially reasonable efforts to cause its agents, employees, servants, contractors, licensees, business invitees and customers to abide by such rules and regulations. Landlord may at any time close any such Common Areas to make repairs or changes, to prevent the acquisition of public rights in such Common Areas, or to discourage non-customer parking. Landlord shall operate, manage, equip, light, repair and maintain the Common Areas for their intended purposes in such manner as Landlord, in its reasonable discretion, shall determine. Landlord reserves the right to dedicate all or portions of such Common Areas and other portions of the Property for public utility purposes. Landlord may do such other acts in and to the Common Areas as in its reasonable judgment may be desirable. Tenant shall not at any time interfere with the rights of Landlord, other tenants, its and their agents, employees, servants, contractors, subtenants, licensees, customers and business invitees to use any part of the Common Areas. Landlord shall not be subject to any liability, nor shall Tenant be entitled to any compensation, or reduction or abatement of Rent (as defined below), by reason of any alteration or diminution of the Common Areas, and no such alteration or diminution of the Common Areas shall be deemed constructive or actual eviction. Notwithstanding the foregoing, Landlord shall not take any action with respect to the Common Areas that would render the remaining Common Areas inadequate for the conduct of the Gaming Operations at the Premises.

2.3 Landlord’s Right of Access Through Gaming Operations Location. Landlord, its agents, employees, servants, contractors, licensees, business invitees and customers shall have the nonexclusive right of access through the Gaming Operations Location, but only to the extent permissible under the Gaming Laws.

ARTICLE III

TERM; TERMINATION

3.1 Term; Termination. Subject to the receipt of all Gaming Approvals and Landlord Approvals, the term of this Lease shall commence concurrently with the Closing as defined in the Merger Agreement (“Commencement Date”), and expire at 11:59 p.m. on the date immediately preceding the second anniversary of the Commencement Date (“Term”); provided, however, (a) either party may terminate this Lease upon 120 days advance written notice at any time following the first anniversary of the Commencement Date; (b) that if Tenant has not received its Gaming Approvals on or before the Commencement Date, then this Lease shall terminate automatically, and there shall be no opportunity to cure; and (c) that if the Closing does not occur for any reason on or before March 30, 2007, then Tenant may terminate this Lease and upon such termination, if such failure to close by March 30, 2007 is as a result of Morgans’ breach or failure to perform under the Merger Agreement, then Tenant shall be entitled to receive from Morgans and/or Landlord upon demand Tenant’s reasonable costs and reasonable attorneys’ fees incurred in the negotiation and preparation of this Lease, in seeking the Gaming Approvals, and in preparation for commencing the Gaming Operations. Tenant agrees and acknowledges that the remedies set forth in the previous sentence shall be Tenant’s sole and exclusive remedies in the event of termination by Landlord of this Lease in accordance with this Section 3.1 and that in such event of termination, neither party will have any further rights or obligations hereunder; provided, however, if Morgans deliberately delays the Closing beyond March 30, 2007 for the purpose of using a gaming operator other than Tenant, then Tenant shall be permitted to pursue any and all remedies available at law or equity.

3.2 Gaming Problem; Unsuitability; Termination.

(a) Notwithstanding anything to the contrary contained herein, in the event that (i) Landlord, in its reasonable discretion, based on the advice of Landlord’s gaming counsel and on verifiable information or information received from any Gaming Authority or otherwise, deems it likely that Landlord’s continued affiliation or contractual relationship (including this Lease) with Tenant or its Affiliates will preclude or materially delay, impede, jeopardize or impair the ability of Landlord to obtain or retain any gaming licenses in any jurisdiction, or result in the imposition of materially burdensome terms and conditions on any such gaming licenses or subject Landlord to any disciplinary proceedings by any Gaming Authorities or constitute a violation of the Gaming Laws; and/or (ii) Tenant (A) is denied a gaming license or found unsuitable by any Gaming Authority; (B) is disqualified from eligibility for a gaming license or finding of suitability; (C) has one of its gaming licenses or findings of suitability revoked or suspended for any reason; or (D) is determined to be unsuitable to own or control an interest or to be connected or affiliated with a person engaged in gaming activities in any jurisdiction by any Gaming Authority; then Tenant shall have thirty (30) days from the date of receipt of written notice of such problem or finding, to the extent permitted by the Gaming Laws, to cure such problem or finding. In the event Tenant is not able to cure such problem or finding to the satisfaction of Landlord and the Gaming Authorities within the 30-day period, Landlord may terminate this Lease immediately upon written notice to Tenant.

(b) Notwithstanding anything to the contrary contained herein, in the event that (i) Tenant, in its reasonable discretion, based on the advice of Tenant’s gaming counsel and on verifiable information or information received from any Gaming Authority or otherwise, deems it likely that Tenant’s continued affiliation or contractual relationship (including this Lease) with Landlord or Morgans or their respective Affiliates will preclude or materially delay, impede, jeopardize or impair the ability of Tenant to obtain or retain any gaming licenses in any jurisdiction, or result in the imposition of materially burdensome terms and conditions on any such gaming licenses or subject Tenant to any disciplinary proceedings by any Gaming Authorities or constitute a violation of the Gaming Laws; and/or (ii) Landlord or Morgans (A) is denied a gaming license or found unsuitable by any Gaming Authority; (B) is disqualified from eligibility for a gaming license or finding of suitability; (C) has one of its gaming licenses or findings of suitability revoked or suspended for any reason; or (D) is determined to be unsuitable to own or control an interest or to be connected or affiliated with a person engaged in gaming activities in any jurisdiction by any Gaming Authority; then Landlord or Morgans shall have 30 days from the date of receipt of written notice of such problem or finding, to the extent permitted by the Gaming Laws, to cure such problem or finding. In the event Landlord or Morgans is not able to cure such problem or finding to the satisfaction of Tenant and the Gaming Authorities within the thirty-day period, Tenant may terminate this Lease immediately upon written notice to Landlord and Morgans.

ARTICLE IV

RENT; PRIORITY MANAGEMENT FEE

4.1 Base Rent; Default Interest. Subject to Sections 4.5 and 4.6, Tenant shall pay to Landlord as base monthly rent for the Premises the sum of One Million Seven Hundred and Twenty-Five Thousand Dollars ($1,725,000.00) (“Base Rent”), which shall be paid on the fifteenth day of each month during the Term, commencing on the fifteenth day of the first month of the Term. Base Rent for any partial month shall be prorated and paid with the first regular payment of Base Rent. If Tenant shall fail to pay any Rent (as defined below) within ten (10) days of the date the same is due and payable, such unpaid amount shall automatically bear interest at the rate of twelve percent (12%) per annum from the date of such non-payment until paid (the “Default Interest”); provided, however, that Landlord’s collection of Default Interest shall not be deemed a waiver of any other rights that Landlord may have at law or equity in respect of such Rent and Default Interest.

4.2 Additional Rent. In addition to Base Rent, on or before the twentieth calendar day of each calendar month during the Term, Landlord shall submit an invoice to Tenant for the following expense items incurred by Landlord in the immediately preceding calendar month and Tenant shall pay to Landlord, in addition to the payment of Base Rent, the amount of such invoice on the fifteenth day of the following calendar month (collectively, the “Additional Rent” and, together with Base Rent and all other monies required to be paid by Tenant to Landlord hereunder, “Rent”):

(a) for such improvements and/or services requested by Tenant and undertaken by or on behalf of Landlord with respect to the Premises at such cost as mutually agreed to by Landlord and Tenant (which shall be Casino Expenses);

(b) Tenant Complimentaries (as defined below) (which shall be Casino Expenses); and

(c) for such other charges, costs or fees that may be payable as Additional Rent pursuant to the terms hereof (which shall be Casino Expenses).

4.3 Payment of Rent. All Rent and other monies required to be paid to Landlord hereunder shall be paid without offset, deduction, prior notice or demand, in lawful money of the United States of America (or in the form of a Shortfall Note, as permitted by Section 4.6 hereof), at the offices of Landlord, at 4455 Paradise Road, Las Vegas, Nevada 89109 Attn: Controller, or at such other place as Landlord may from time to time designate in writing.

4.4 Casino EBITDAR. “Casino EBITDAR” shall mean Tenant’s earnings from operations at the Premises before interest, taxes, depreciation, amortization and Rent. The Casino EBITDAR shall be calculated with the following formula: “Casino Revenues” (defined as gross revenues from Gaming Operations) less “Casino Expenses” (defined as all expenses that are not Landlord Expenses (as defined below)), less the Priority Management Fee (as defined below), less Undistributed Expenses (as defined below) and less any other expenses of Tenant that Landlord and Tenant determine are reasonable and necessary for the conduct of the Gaming Operations at the Premises. Interest on the Gaming Asset Note, the Shortfall Note and the Working Capital Note shall be a Casino Expense.

4.5 Surplus Fund Reserve. To the extent that monthly Casino EBITDAR is in excess of Base Rent, Tenant shall establish a reserve account (the “Surplus Fund Reserve”) for any such excess cash flow which shall be applied, on a monthly basis, to accrued interest and unpaid principal under the Shortfall Notes (as defined below) until any balances thereof are satisfied. Thereafter, any Surplus Fund Reserve remaining shall be applied as follows: (a) 37.5% shall be applied to the accrued interest and unpaid principal under the Gaming Asset Note; (b) 37.5% shall be applied to the accrued interest and unpaid principal under the Working Capital Note (as defined below); provided, however, that in the event the balance on the Gaming Asset Note or the Working Capital Note has been satisfied, then the full 75% shall be applied to the accrued interest and unpaid principal under the remaining outstanding note, and, once the outstanding note has been satisfied, if applicable, then the full 75% (“Landlord’s Share”) shall remain in the Surplus Fund Reserve; and (c) 25% shall be withheld from Casino Revenues by Tenant. Upon expiration or earlier termination of this Lease, any funds remaining in the Surplus Fund Reserve resulting from Landlord’s Share shall be the sole property of Landlord.

4.6 Shortfall Notes. In the event that Casino EBITDAR for the previous month is less than the monthly Base Rent, the deficit amount between the Base Rent and the actual monthly Casino EBITDAR shall be provided to Landlord in monthly shortfall notes (“Shortfall Notes”), rather than lawful money, substantially in the form attached hereto as Exhibit “G” which shall accrue interest monthly at a rate of ten percent (10%) per annum and which shall be non-recourse. Upon expiration or earlier termination of this Lease, the Gaming Assets shall be transferred to Landlord or its designee in full satisfaction of any balance owing on the Shortfall Notes, including any Default Interest.

4.7 Priority Management Fee. Tenant shall withhold from Casino Revenues a sum in the amount of Two Hundred and Seventy-Five Thousand Dollars and 00/100 ($275,000.00) per month (the “Priority Management Fee”). The Priority Management Fee shall be prorated for any partial month. The Priority Management Fee shall be paid to Golden Gaming, Inc. or its designee for general management services provided to Tenant.

4.8 Priority Management Fee Exception; Working Capital Increase; Reserve Account.

Landlord shall exercise commercially reasonable efforts to obtain the consent of its lender to except out the Priority Management Fee from any subordination agreement between Landlord and its lender. In the event Landlord is unable to obtain the consent of its lender to the foregoing, then Landlord agrees, at Tenant’s request, to increase the loan evidenced by the Working Capital Note (as defined below) and/or to establish and fund a reserve account in an aggregate amount sufficient at all times to cover payment of the Priority Management Fee on a monthly basis for one year.

4.9 Undistributed Expenses. The parties acknowledge that Tenant may incur additional expenses to conduct the Gaming Operations in a manner commensurate with past or optimal practices and procedures and/or for such functions as mandated by the Gaming Authorities (“Undistributed Expenses”). Tenant anticipates that Undistributed Expenses will be comprised of the following: (a) advertising, entertainment and marketing promotions; (b) surveillance operations; (c) human resources; (d) accounting and finance services; (e) compliance services; (f) interest expenses, other than interest on the Shortfall Notes, the Gaming Asset Note and the Working Capital Note and any Default Interest; and (h) chargebacks to Tenant. All such allocated amounts for Undistributed Expenses shall be mutually agreed upon and negotiated between Landlord and Tenant on an annual basis in good faith and subject to the requirements of the Gaming Authorities. Undistributed Expenses shall be a Casino Expense, which number shall be based on actual expenses incurred.

4.10 Working Capital Note. Subject to the approval of the Gaming Authorities, Landlord shall make a working capital loan to Tenant as a revolving line of credit during the Term, in the amount of up to One Million Five Hundred Thousand Dollars and 00/100 ($1,500,000) to be drawn upon by Tenant for its working capital needs, evidenced by a promissory note (“Working Capital Note”) in substantially the form attached hereto as Exhibit “H” which shall accrue interest monthly at a rate of ten percent (10%) per annum. Upon expiration or earlier termination of this Lease, the Working Capital shall be transferred to Landlord or its designee in full satisfaction of any balance owing on the Working Capital Note, including Default Interest.

4.11 Landlord Expenses. Except as otherwise provided herein, Landlord shall be responsible for certain costs, and only certain costs, and the parties acknowledge that Rent shall be inclusive of, and not in addition to the following (“Landlord Expenses”):

(a) Taxes. Landlord shall pay (i) all federal, state, county, city, school district and municipal taxes (excluding Tenant’s income taxes and all taxes required to be paid by Tenant pursuant to the Gaming Laws and all Applicable Laws), all assessments, both general and special, including, without limitation, all special charges, benefit assessments or judgments for local improvements and all other taxes, assessments or charges of every kind or nature that may be levied against or may become due or payable in respect to the Property, the Common Areas, the improvements located on the Premises as of the Commencement Date and any other fixtures, furniture or equipment other than that owned by, used by, or to be used by Tenant in connection with the Gaming Operations; and (ii) subject to the provisions of Article V hereof, all social security taxes, federal and state unemployment insurance and any and all similar taxes relating to the Gaming Employees and for worker’s compensation coverage with respect thereto pursuant to Applicable Laws. If at any time during the Term, under any Applicable Laws, a tax or excise on rents or other tax (except income tax), however described, is levied or assessed by the United States, the State of Nevada or any political subdivision against Landlord on account of any Rent required under this Lease, all such tax or excise on rents or other taxes shall be a Casino Expense.

(b) Utilities. Landlord shall provide or cause to be provided, throughout the Term to the Premises, all necessary and appropriate utility services, including water, electricity, phone, sewer, gas, garbage disposal and cable services, and including any and all charges for initiating and terminating such services such as disconnection fees, “hook-up” fees and similar costs and fees (other than satellite and race fees related to the race and sportsbook, which expenses shall be Casino Expenses) (collectively, “Utilities”). Landlord shall not be responsible for any loss, cost, damage, expense or liability Tenant may sustain as a result of a change in character of electric or other utility service or as a result of any public or private company’s failure to supply or reduction in any of the foregoing utility or other services to the Premises.

(c) Additional Landlord Expenses. Except as otherwise provided herein and excluding all costs associated with the Gaming Operations and the Gaming Assets (which shall be Casino Expenses), Landlord shall pay all costs relating to (i) insurance policies (except as borne by Tenant as provided herein) as provided in Article X hereof; (ii) security equipment; (iii) maintenance and repairs of the improvements located on the Premises as of the Commencement Date; and (iv) engineering services, information systems, wardrobe, cleaning/janitorial services, inventory and supplies, and operating expenses necessary to operate the Hotel Casino and Common Areas.

ARTICLE V

GAMING EMPLOYEES

5.1 Gaming Employees. Subject to the provisions of this Article V and the receipt of Gaming Approvals, Tenant shall, at all times during the Term, have day-to-day control of the Gaming Employees (as defined below) in all aspects of their employment as required by Applicable Laws and the Gaming Authorities. The “Gaming Employees” shall be defined as those employees of Landlord, including, but not limited to, all surveillance personnel at the Hotel Casino, who will be provided to Tenant in connection with the Gaming Operations. Tenant shall determine the number and type (by job description) of Gaming Employees necessary for Landlord to provide for the efficient operation of the Gaming Operations, shall direct Landlord as to compensation and benefits to be paid to each Gaming Employee, but shall otherwise have no control over Landlord’s employment practices, for which Landlord shall remain solely responsible and shall indemnify, defend and hold Tenant harmless from, subject to and in accordance with Article IX hereof. Tenant acknowledges and agrees that the Gaming Employees shall devote one hundred percent (100%) of their time to providing services to the Premises and the Gaming Operations and shall not provide services to any of Tenant’s other properties or businesses. Landlord acknowledges and agrees that the Gaming Employees shall not provide services to Landlord or any other property in which Landlord has an interest. Landlord agrees that it will not make any material change in the benefits of the Gaming Employees as of the Effective Date without Tenant’s prior written consent. Tenant shall have the right to require the replacement of any Gaming Employee with or without cause at any time during the Term. Tenant shall reimburse Landlord for all salary and bonuses paid by Landlord to or in connection with the Gaming Employees during the Term plus an amount equal to fifty-four percent (54%) of the aggregate salary and bonuses of the Gaming Employees (“Gaming Employee Liabilities”) (which reimbursement shall be a Casino Expense); provided, however, Tenant shall not be required to reimburse Landlord for the compensation, including, but not limited to, salary, bonuses, benefits, PTO, insurance and taxes for any surveillance personnel engaged primarily in surveillance activities relating to non-gaming areas of the Hotel Casino. All Gaming Employee Liabilities shall be a Casino Expense. To enable Landlord to honor its obligations under and to the extent required by the terms of the Merger Agreement, Landlord and Tenant further agree that none of the Gaming Employees shall be fired without cause within the first 45 days after the Commencement Date.

5.2 Tenant’s Employees. If and to the extent Tenant employs individuals other than the Gaming Employees to conduct the Gaming Operations (“Tenant’s Employees”), Tenant shall be responsible for all salaries, employee benefits, social security taxes, federal and state unemployment insurance and any and all similar taxes relating to its employees and for worker’s compensation coverage with respect thereto pursuant to Applicable Laws and compliance with all Applicable Laws and Gaming Laws in connection with Tenant’s Employees (which expenses shall be Casino Expenses). With respect to Tenant’s Employees, Landlord shall have no control over Tenant’s employment practices, and Tenant’s Employees shall not in any manner be deemed employees or agents of Landlord as a result of this Lease.

ARTICLE VI

USE OF PREMISES AND TENANT OBLIGATIONS

6.1 Conduct of Gaming Operations. It is understood, and Tenant so agrees, that the Premises, at all times during the Term, shall be used and occupied by Tenant solely for the conduct of the Gaming Operations in compliance with all Applicable Laws and for no other purpose or purposes. At all times during the Term, Tenant shall keep the Premises open for conduct of the Gaming Operations in accordance with past practices, except during events of force majeure (defined as fire, earthquake, or other acts of God, strike, lockout, acts of public enemy, riot, or insurrection).

6.2 Additional Obligations. Tenant further agrees, at all times during the Term, that

(a) Tenant shall not conduct any auction, fire, distress or bankruptcy sales within the Premises;

(b) Tenant shall not use or permit the use of any portion of the Premises for any unlawful purpose;

(c) Tenant shall not perform any act or carry on any practice that may injure the Premises, cause any offensive odors, constitute a nuisance or a menace, or obstruct or materially interfere with the rights of Landlord, or commit any illegal act to be committed thereon;

(d) unless otherwise consented to by Landlord, which consent may be withheld in Landlord’s sole discretion, Tenant shall continuously conduct the Gaming Operations twenty-four (24) hours a day, seven days a week;

(e) Tenant shall not, without Landlord’s prior written consent, operate or permit to be operated on the Premises any coin or token-operated vending machines or similar devices for the sale or leasing to the public of any goods, wares, merchandise, food, beverages, and/or service, other than (i) any and all vending machines located on the Premises as of the Commencement Date; and (ii) the Gaming Assets, provided, however, if any of the Gaming Assets have capabilities similar to automated teller machines or other excluded items, subject to the approval of the Gaming Authorities, if required, use of such Gaming Assets shall not be deemed a violation of this Section 6.2 (e);

(f) without limiting any other provisions of this Lease, Tenant shall, at all times during the Term, comply with all Applicable Laws and shall also comply with the terms and conditions of any policies of insurance now or hereafter in effect pertaining to the Premises and Hotel Casino, except that matters relating to fire, building or other code deficiencies shall be abated on a mutually agreed upon basis by Tenant and Landlord at Landlord’s sole expense; and

(g) Tenant shall not permit or suffer anything to be done or kept upon the Premises that will obstruct or interfere with the rights of Landlord, any of Landlord’s other tenants, or any of their respective agents, employees, servants, contractors, licensees, customers or business invitees, nor will Tenant commit any nuisance on the Premises or commit any illegal act thereon. Without limiting the foregoing, Tenant shall not, without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole discretion, use the Premises, or allow or suffer any other entity or person to use the Premises, for the generation, storage, manufacture, production, releasing, discharge, or disposal or any flammable or related material and any other substance or material defined or designated as a hazardous or toxic substance, material or waste by any Applicable Laws, including, but not limited to, any “Hazardous Substance” as defined in NRS § 40.504.

(h) Each of Tenant and Landlord shall cooperate with the other party with respect to such other party’s reporting obligations, including financial reporting, reporting obligations in connection with a party’s compliance with Applicable Laws, and otherwise.

ARTICLE VII

INTELLECTUAL PROPERTY

7.1 Marks. Pursuant to a certain Trademark License and Cooperation Agreement dated as of June 7, 1996, which has been assigned to Landlord or an Affiliate of Landlord (the “Trademark Agreement”), Landlord or an Affiliate of Landlord, as applicable, is the exclusive licensee of the Hard Rock Hotel Marks and Hard Rock Casino Marks including those logos, trademark, trade names, service marks and domain names (collectively, the “Marks”) and registrations thereof listed on Exhibit “D” attached hereto, for use and exploitation in connection with Hard Rock Hotel/Casinos and Hard Rock Casino in certain locations including the Premises, and Landlord has the right to sublicense or franchise any or all of its rights thereunder. For purposes of this Lease, “Affiliate” shall mean, with respect to any corporation, partnership, limited liability company or other business entity, another corporation, partnership, limited liability company or other entity business which directly or indirectly, controls or is controlled by or is under common control with the former corporation, partnership, limited liability company, or other business entity. For the purposes of this definition, “control” (including “controlling”, “controlled by” and “under common control with”) as used with respect to any corporation, partnership, limited liability company or other business entity, shall mean the possession, directly or indirectly, of the power to direct of cause the direction of the management and policies of such corporation, partnership, limited liability company or other business entity, whether through the ownership of voting securities, partnership interests, by contract or otherwise.

7.2 Ownership of Marks.

(a) Tenant acknowledges and agrees that the owner named in the Trademark Agreement (or any successor in interest) (the “Trademark Owner”) is the exclusive owner of all right, title and interest to the Marks, and that Tenant’s right to use the Marks in accordance with this Lease shall not create in Tenant any ownership interest in the Marks and Tenant shall not assert any such rights. Landlord or its Affiliate, as applicable, represents and warrants to Tenant that it has full power and authority pursuant to the Trademark Agreement to sublicense the Marks to Tenant as provided in Section 7.3.

(b) Tenant shall be considered a “related company” to Landlord, as that term is defined by the U.S. Lanham Act, such that any and all goodwill arising from Tenant’s use of the Marks shall inure solely to the benefit of Landlord, as between Landlord and Tenant, and neither during nor after the expiration or termination of this Lease and the license granted hereunder shall Tenant assert any claim to the Marks or such goodwill. Tenant shall not take any action that could be detrimental to the Marks or the goodwill associated with the Marks, Landlord or Trademark Owner.

(c) Tenant shall, during the Term of this Lease and after expiration or termination hereof, execute such documents as Landlord may reasonably request from time to time to make any necessary government recordings for Landlord or Trademark Owner.

(d) The provisions of this Section 7.2 shall survive any expiration or termination of this Lease.

7.3 License Grant. Effective as of the Commencement Date and subject to all of the terms and conditions of this Lease, Landlord, by and on behalf of its Affiliates, as applicable, hereby grants to Tenant as a sublicensee a royalty-free license to use the Marks, solely in connection with the Gaming Operations to the extent permitted under the Trademark Agreement. Tenant shall not use or exploit the Marks elsewhere in the world, except, however, Tenant may engage in the promotion, advertising or marketing of the Gaming Operations anywhere in the world.

7.4 Reservation of Rights. All rights not expressly granted to Tenant in Section 7.3 are reserved to Landlord. Tenant shall not otherwise develop, use or exploit the Marks without the express written consent of Landlord. Nothing in this Article VII shall prohibit Tenant from developing, owning, operating or managing a casino that is NOT operated under the Marks or any confusingly similar trademarks or trade names anywhere in the world.

7.5 Assumption of Obligations. Tenant agrees, as a sublicensee under Section 10 of the Trademark Agreement to assume, observe and perform all of Landlord’s obligations as they relate to use of the Marks, and to be bound by all of Landlord’s restrictions and the Trademark Owner’s reservations of rights, under the Trademark Agreement, as well as by the provisions in this Lease that supplement those in the Trademark Agreement. Sublicensee acknowledges that it has been provided with a copy of the Trademark Agreement.

7.6 Trademark Usage Guidelines.

(a) Use. At all times during the Term, Tenant shall:

(i) use the Marks in good faith (x) in a manner that will not materially adversely affect the goodwill associated with the Marks, (y) in a manner consistent with Landlord’s current standards for quality, and (z) in accordance with good trademark practice wherever the Marks are used. Landlord and Tenant agree to use commercially reasonable efforts to protect the Marks and the goodwill associated therewith;

(ii) include on all uses of the Marks all notices and legends required by Applicable Laws to preserve and protect all of Landlord’s and the Trademark Owner’s right, title and interest in, to and under the Marks, as reasonably requested by Landlord;

(iii) use the Marks on any advertising or promotional materials related to the Gaming Operations wherever the Marks may be used with reasonable convenience;

(iv) use the Marks only at the Premises or in advertising and promotional material in connection with the Gaming Operations, all in accordance with the terms hereof;

(v) indicate where necessary or appropriate that its use of the Marks is made under a sublicense from Landlord;

(vi) comply with all reasonable additional guidelines Landlord or its Affiliates, as applicable, may provide with respect to the proper use and presentation of the Marks; and

(vii) comply in all respects with all Applicable Laws and obtain all appropriate permits and approvals in regard to the Gaming Operations as required herein.

(b) Prohibitions. At all times during the Term, or any time thereafter, Tenant shall not:

(i) without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole and absolute discretion, apply for any URL or domain name in any Top Level Domain or Country Code Domain that includes, in whole or in part, all or any of the Marks other than those URLs or domain names set forth on Exhibit “D” attached hereto and included as Marks, provided, however, Tenant may be named as the administrative contact for those URLs and domain names set forth on Exhibit “D” attached hereto and included as Marks;

(ii) use any word, words, term or terms to identify its company in conjunction with the Marks and/or the Gaming Operations provided by Tenant (other than geographic designations) if such use would in any way dominate, modify or qualify the Marks.

(iii) use or authorize the use of any service mark, trademark, trade name or other designation identical with or confusingly similar to the Marks or use the Marks in combination with any other logo, trademark, trade name, service mark or domain name owned by Tenant, its Affiliates, or any third person without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole and absolute discretion; provided, however, Landlord’s prior written consent shall not be unreasonably withheld solely with respect to Tenant’s use of the Marks in combination with any other logo, trademark, trade name, service mark or domain name owned by Tenant or its Affiliates in connection with Tenant’s discharge of its rights and obligations under this Lease relating to the Hotel Casino or the Gaming Operations;

(iv) directly or indirectly question, attack, contest or in any other manner impugn the validity of the Marks or the Trademark Owner’s and/or Landlord’s rights in and to the Marks, or the sublicense granted under this Lease, including without limitation thereto, in any action in which enforcement of any provision of this Article VII is sought, nor shall Tenant willingly become a party adverse to Landlord in litigation in which a third party contests the validity of the Marks or the exclusive owner’s and/or Landlord’s rights in and to the Marks;

(v) apply for any registration of any copyright, trademark or other designation nor file any document requesting any Governmental Authority to take any action nor take any action itself which would affect the ownership of or potentially damage, dilute or modify the Marks.

(vi) sublicense all or any part of the Marks without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole and absolute discretion;

(c) Additional Marks or Guidelines. At all times during the Term (i) all provisions of the Trademark Agreement and this Lease concerning the Marks shall apply to any other logo, trademark, trade name, service mark or domain name subsequently acquired or licensed by Landlord or its Affiliates, as applicable, and sublicensed for use by Tenant (and which shall thereafter be deemed a Mark) and (ii) all additional standards and obligations concerning the use of the Marks that may, in either the Landlord’s or Trademark Owner’s commercially reasonable business judgment, be established to preserve and protect the use, goodwill and integrity of the Marks, shall become part of this Lease thirty (30) days after Notice of such additional standards and obligations has been delivered to the Tenant.

(d) Modification or Termination of Trademark Agreement. Tenant acknowledges that Landlord or its Affiliates are negotiating with the Trademark Owner and that as a result of such negotiations the Trademark Agreement may be modified or terminated and replaced with a new agreement governing Landlord’s rights to use the Marks. Landlord will provide a copy of any such new agreement to Tenant, and no later than five (5) business days after its receipt thereof, Tenant will notify Landlord in writing of its acceptance and agreement to be bound by and comply with the terms of such new agreement or of its rejection of the terms of such new agreement. Landlord shall, at its sole expense, make any modifications (i) to the Premises or (ii) in connection with the Gaming Operations as may be required by the terms and conditions of such new agreement. If Tenant rejects the terms of such new agreement, Tenant shall negotiate in good faith with Landlord to agree on mutually acceptable terms and conditions governing Tenant’s right to use the Marks.

7.7 Quality Control; Prior Approval.

(a) Tenant covenants that the nature and quality of the services and goods it offers in connection with the Gaming Operations and all promotional, advertising, and FF&E relating to the Gaming Operations, and all representations of the Marks, shall be of a quality at least as high as the quality of similar services sold or distributed by Trademark Owner or Landlord in connection with the Hotel Casino as of the Effective Date. Tenant acknowledges that it is familiar with the nature and quality of the goods and services and with the representations of the Marks now in use. With respect to any additional FF&E, Tenant agrees that the nature and quality of such products and services shall be equal to and commensurate with that of existing products and services offered by Landlord.

(b) Prior to the Commencement Date, and prior to any use of the Marks, Tenant shall deliver to Landlord for Landlord’s approval exact copies of all of Tenant’s labels, packaging, literature, brochures, signs and other advertising and promotional materials that bear all or any of the Marks. If at any time during the Term, Tenant proposes to use any new or additional labels, packaging, literature, brochures, signs or other advertising and promotional materials that shall bear all or any of the Marks, prior to any use, Tenant shall deliver to Landlord for Landlord’s approval exact copies of such additional materials. Within ten (10) business days of receipt of the foregoing, Landlord shall approve such materials and proposed use in whole or in part or shall set forth in writing such materials or such use that Landlord does not approve, and Landlord and Tenant shall thereafter work together in good faith to resolve such issues. Landlord’s failure to approve such materials within ten (10) business days following receipt shall be deemed Landlord’s disapproval.

(c) Landlord shall have the right to inspect the quality of the services and products offered in connection with the Gaming Operations, and Tenant shall permit duly authorized representatives of Landlord to have reasonable access to all areas of the Premises for such inspection purposes during regular business hours and on reasonable notice and in a manner that will cause minimal disruption to the Gaming Operations and consistent with Applicable Laws.

(d) Tenant shall furnish or render to Landlord during such inspections, upon request representative samples on the Premises of labels, packaging, literature, brochures, signs and other advertising and promotional materials, and all other materials displaying or using the Marks in relation to the Gaming Operations.

(e) The parties acknowledge that all rights of Landlord to monitor and enforce all standards of operation set forth herein with respect to the Marks, are established solely to ensure the quality of the goods and services associated with the Marks and to protect the goodwill accrued in them, but are not intended or permitted to be exercised by Landlord in any manner inconsistent with Applicable Laws.

7.8 Infringement Proceedings.

(a) Tenant agrees to notify Landlord in writing immediately after it becomes aware of any actual or threatened infringement, impairment or other unauthorized use or conduct in derogation (“Infringement”) of the Marks. Tenant shall not file an action, suit or proceeding (“Action”) alleging Infringement of the Marks without the prior written consent of Landlord. Trademark Owner and Landlord, in their absolute discretion, may file an Action alleging Infringement of the Marks without the consent of Tenant. Tenant agrees to cooperate with Trademark Owner and/or Landlord, at Landlord’s request, in any such Action.

(b) In any Action alleging Infringement of the Marks or otherwise Landlord or Trademark Owner shall pay such costs and any resulting damages, monetary judgment, settlement and/or compensation paid for such Action.

7.9 Registration; Renewal. Upon request of Tenant, Landlord agrees to exercise its rights under Section 2(b)(iii) of the Trademark Agreement as necessary to protect and preserve the registrations and/or renewals of the Marks.

7.10 Consent to Iniunctive Relief. Tenant acknowledges that any breach of the provisions of this Article VII shall cause irreparable injury to Landlord, which may not be remedied through monetary relief alone. Tenant consents to the issuance by any court of competent jurisdiction, if justified under the circumstances, of a temporary restraining order or a preliminary injunction to prevent any further breach of the provisions of this Article VII.

7.11 Effect of Termination. Upon the expiration or earlier termination of the Term, Tenant shall, at its sole and absolute cost and expense, promptly take all steps necessary to immediately cease the use of the Marks and any designations confusingly similar thereto, provided that if such termination is on account of a breach by Landlord, such steps shall be taken at Landlord’s sole and absolute cost and expense. Upon expiration or earlier termination of the Term, and if Tenant is designated the administrative contact, Tenant shall cause the administrative contact for those URLs and domain names set forth on Exhibit “D” attached hereto and included as Marks to be changed to such persons as Landlord may direct.

ARTICLE VIII

MAINTENANCE OF PREMISES

8.1 Maintenance by Landlord. Landlord agrees that, from and after the Commencement Date and at all times during the Term, it will at its sole cost and expense (which shall be Casino Expenses), keep neat and clean, and maintain in good working order, condition and repair, subject to ordinary wear and tear, the Premises and every part and portion thereof, in a tenantable and attractive condition, and Landlord shall promptly make all necessary and appropriate repairs and replacements. All repairs shall be made in a good, workmanlike manner, consistent with industry standards for like hotels with the Hotel Casino in like locales, in accordance with all Applicable Laws relating to any such work. Landlord shall not be obligated to provide any service or maintenance or to make any repairs pursuant to this Lease when such service, maintenance or repair is made necessary because of the negligence or misuse of Tenant, Tenant’s Employees, Tenant’s agents, representatives, servants, contractors or licensees.

8.2 Maintenance by Tenant. Tenant shall, at its sole cost and expense (which shall be Casino Expenses), maintain the Gaming Assets and any other personal property of Tenant in good working order, condition and repair, subject to ordinary wear and tear, and shall promptly make all necessary and appropriate repairs and replacements. All repairs shall be made in a good, workmanlike manner, consistent with industry standards for like hotels with the Hotel Casino in like locales, in accordance with all Applicable Laws relating to any such work. Tenant shall not take or omit to take any action, the taking or omission of that materially and adversely impairs the value or the usefulness of the Gaming Assets or any other personal property of Tenant located on the Premises or any part thereof.

8.3 Capital Expenditures; Improvements. Landlord may make any material alterations, improvements or changes (specifically excluding repairs and maintenance work) to the Premises (collectively, the “Improvements”) in its sole discretion provided such Improvements do not unreasonably interfere with or otherwise disrupt the Gaming Operations, and Tenant shall reasonably cooperate with Landlord in connection therewith. The Improvements shall remain the sole property of Landlord.

8.4 Removal of Tenant’s Property. Upon the expiration or earlier termination of this Lease, if Tenant is not in default of any term of this Lease, then Tenant may (but shall not be required to), at its sole cost and expense, remove from the Premises all personal property and trade fixtures (other than the Gaming Assets and Improvements), except for such personal property and trade fixtures that may be substantially affixed to the Premises that Tenant has installed or placed in the Premises. In the event Tenant so elects to remove such personal property and trade fixtures, Tenant shall promptly repair all damage thereto resulting from such removal. Tenant shall thereupon surrender the Premises, including any Improvements, in reasonable, broom clean condition, ordinary wear and tear excepted. In the event Tenant fails to remove any personal property or trade fixtures of Tenant within thirty (30) calendar days of the expiration or earlier termination of the Term, such personal property or trade fixtures not so removed shall be deemed to have been transferred to Landlord.

8.5 Redelivery of Premises. Upon expiration or earlier termination of this Lease, Tenant shall redeliver the Premises, including any Improvements, to Landlord generally in the same condition as it existed on the Commencement Date (or as modified by Landlord pursuant to Section 8.3 hereof), ordinary wear and tear excepted. Notwithstanding the foregoing, Tenant shall not be required to remove any Improvements. Upon such expiration or earlier termination, Tenant shall, and it shall be Tenant’s sole obligation to, comply with all Gaming Laws and directives of the Gaming Authorities with respect to its ceasing to conduct Gaming Operations on the Premises.

ARTICLE IX

INDEMNITY AND LIABILITY

9.1 Liability of Landlord. Landlord shall not be responsible to Tenant, or anyone claiming any right under Tenant for using the Premises by virtue of any right or privilege granted by Tenant, on account of any defects in the Premises.

9.2 Indemnification of Landlord. In addition to the indemnification of Landlord set forth elsewhere herein, as of the Effective Date, during the Term and at all times thereafter, Tenant shall and hereby does indemnify and save Landlord, its Affiliates and their directors, officers, managers, members, agents, representatives, employees, successors and assigns (collectively, the “Landlord Parties”), harmless from and against and in respect of, and shall reimburse the Landlord Parties for, all liabilities, obligations, damages, fines, penalties, claims, demands, costs, charges, judgments, liens and expenses, whether founded in tort or in contract, including, without limitation, reasonable attorneys’ fees and costs, that may be imposed upon or incurred or paid by or asserted against any Landlord Party or Landlord’s interest in the Premises during the Term by reason of or in connection with any of the following (each, a “Landlord Indemnity Claim”):

(a) other than repairs and maintenance undertaken by or on behalf of Landlord, any work performed by or material furnished to or for the account of Tenant and anything done in, on or about the Premises or any part thereof in connection therewith;

(b) the use, non-use, possession, occupation, condition, operation, maintenance or management of the Premises, or any part thereof;

(c) any negligent or tortious act on the part of Tenant or any of its Tenant’s Employees, agents, employees, servants, contractors, licensees, customers or business invitees;

(d) any accident, injury, death or damage to any person or property occurring in, on or about the Premises, or any part thereof, except any accident, injury, death or damage to any Person or property caused by the grossly negligent or intentional acts of any Landlord Party;

(e) any failure on the part of Tenant to perform or comply with any of the agreements, obligations, covenants, conditions or limitations contained in this Lease on its part to be performed or complied with;

(f) use, occupancy or activity of Tenant or out of any work performed, material furnished, lien or obligation incurred by Tenant in, upon or otherwise in connection with the Premises;

(g) any Gaming Employee Liabilities; or

(h) any and all Liabilities arising with respect to any of Tenant’s Employees.

Tenant’s indemnification obligations under this Lease shall be unconditionally guaranteed by Golden Route Operations LLC, a Nevada limited liability company. As evidence of the foregoing, Tenant hereby agrees to cause Golden Route Operations LLC deliver to Landlord a guarantee, in form and substance reasonably satisfactory to Landlord, prior to the Commencement Date.

9.3 Liability of Tenant. Tenant shall not be responsible to Landlord or anyone claiming any right under Landlord for using the Property, Common Areas, or Hotel Casino by virtue of any right or privilege granted by Landlord, on account of any defects in the Property, Common Areas or Hotel Casino.

9.4 Indemnification of Tenant. In addition to the indemnification of Tenant set forth elsewhere herein, as of the Effective Date, during the Term and at all times thereafter, Landlord shall and hereby does indemnify and save Tenant, its Affiliates and their directors, officers, managers, members, agents, representatives, employees, successors and assigns (collectively, the “Tenant Parties”), harmless from and against and in respect of, and shall reimburse the Tenant Parties for, all liabilities, obligations, damages, fines, penalties, claims, demands, costs, charges, judgments, liens and expenses, whether founded in tort or in contract, including, without limitation, reasonable attorneys’ fees and costs, that may be imposed upon or incurred or paid by or asserted against any Tenant Party or Tenant’s interest in the Property during the Term by reason of or in connection with any of the following (each, a “Tenant Indemnity Claim”, and, collectively with Landlord Indemnity Claims, each an “Indemnity Claim”):

(a) other than repairs and maintenance undertaken by or on behalf of Tenant, any work performed by or material furnished to or for the account of Landlord and anything done in, on or about the Property or any part thereof in connection therewith;

(b) the use, non-use, possession, occupation, condition, operation, maintenance or management of the Property (other than the Premises), or any part thereof;

(c) any negligent or tortious act on the part of Landlord or any of Landlord’s employees, agents, employees, servants, contractors, licensees, customers or business invitees;

(d) any accident, injury, death or damage to any person or property occurring in, on or about the Property (excluding the Premises), or any part thereof, except any accident, injury, death or damage to any Person or property caused by the grossly negligent or intentional acts of any Tenant Party;

(e) any failure on the part of Landlord to perform or comply with any of the agreements, obligations, covenants, conditions or limitations contained in this Lease on its part to be performed or complied with;

(f) any use, occupancy or activity of Landlord or out of any work performed, material furnished, lien or obligation incurred by Landlord in, upon or otherwise in connection with the Property (excluding the Premises); or

(g) Liabilities for any employees of Landlord (excluding Gaming Employee Liabilities).

9.5 Defense of Indemnity. The party seeking indemnification shall promptly notify the party from which indemnification is sought of the existence of an Indemnity Claim to which indemnification obligations would apply and shall give 30 calendar days (or such shorter period as required by the contingencies of such Indemnity Claim involving liabilities to third parties) in which to elect to defend the same at its own expense and with counsel of its own selection, who shall be approved by the indemnified party, which approval shall not be unreasonably withheld or delayed; provided, however, that the indemnified party shall at all times also have the right to fully participate in the defense at its own expense. Notwithstanding the immediately preceding sentence if an indemnifying party shall, within such 30 calendar day period, fail to defend such Indemnity Claim, the party to be indemnified shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment) such Indemnity Claim on behalf, for the account, and at the risk and expense of the indemnifying party. Neither Landlord nor Tenant shall compromise or settle any Indemnity Claim without the written consent of the indemnified party, such consent not to be unreasonably withheld or delayed. If an Indemnity Claim is one that cannot by its nature be defended solely by the indemnifying party, the indemnified party shall make available all information and assistance that the indemnifying party may reasonably request; provided, however, that any associated expenses shall be paid by the indemnifying party.

9.6 Insurance. The provisions of this Article IX shall not in any way be affected by the absence in any case of any covering insurance or by the failure or refusal of any insurance company to perform any obligation on its part.

9.7 Survival. All indemnities set forth herein shall survive expiration or earlier termination of this Lease for a period of three (3) years. Any claim for indemnification must be brought within such three (3) year period.

ARTICLE X

INSURANCE

10.1 Landlord Insurance.

(a) Landlord shall obtain and maintain, or cause to be maintained, at all times during the Term, commercially reasonable insurance coverage in connection with the Property, providing at least the following coverages:

(i) comprehensive “all risk” insurance on the Premises, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Lease shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Gaming Operations and the Premises waiving all co-insurance provisions; (C) providing for no deductible in excess of $250,000.00 for all such insurance coverage (deductibles in excess of $250,000.00 shall require Landlord’s prior written consent); and (D) if any of the Improvements, the Gaming Operations or the Premises shall at any time constitute legal non-conforming structures or uses, providing coverage for contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements and containing an “Ordinance or Law Coverage” or “Enforcement” endorsement;

(ii) loss of rents insurance or business income insurance, as applicable, (A) with loss payable to Tenant with respect to the Premises and the Gaming Operations; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; and (C) which provides that after the physical loss to the Premises occurs, the loss of rents or income, as applicable, will be insured until such rents or income, as applicable, either return to the same level that existed prior to the loss, or the expiration of 18 months, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) which contains an extended period of indemnity endorsement which provides that after the physical loss to the Premises has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six months from the date that the Premises is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such loss of rents or business income insurance, as applicable, shall be determined prior to the date hereof and at least once each year thereafter based on Tenant’s reasonable estimate of the gross income from Gaming Operations, for the succeeding period of coverage required above. All proceeds payable to Tenant with respect to the Premises, pursuant to this subsection shall be held by Tenant and shall be applied to any obligations secured thereby to the extent such amounts are actually paid out of the proceeds of such loss of rents or business income insurance, as applicable;

(iii) employer’s liability and workers’ compensation insurance for all Gaming Employees;

(iv) Employers Practice Liability Insurance for all Gaming Employees with a minimum limit of $5,000,000.00 per loss; and

(v) crime insurance for employee dishonesty; on/off premises money & securities; computer and credit card fraud, and robbery and safe burglary in the amount of $5,000,000.00 for each coverage part.

(b) To the extent that Landlord provides the insurance necessary for Tenant to comply with its obligations under Section 10.2 below, Tenant shall be billed for their proportionate share of premiums based on the criteria used to place total coverage.

10.2 Tenant Insurance Required. Tenant shall obtain and maintain, or cause to be maintained, at all times during the Term insurance for Landlord, Tenant, the Gaming Operations and the Premises, providing at least the following coverages:

(a) Commercial General Liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Premises, with such insurance (A) to be on the so-called “occurrence” form with a general aggregate limit of not less than $2,000,000.00 and a per occurrence limit of not less than $1,000,000.00; (B) to continue at not less than the aforesaid limit; and (C) to cover at least the following hazards: (1) Premises and Gaming Operations; (2) products and completed operations; (3) independent contractors; (4) blanket contractual liability; and (5) contractual liability covering the indemnities in this Lease to the extent the same is available;

(b) at all times during which structural construction, repairs or alterations are being made with respect to the Premises, and only if the Premises coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called Builder’s Risk Completed Value form (1) on a non-reporting basis, (2) against “all risks” insured against pursuant to subsection (i) above, (3) including permission to occupy the Hotel Casino or Premises, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(c) employer’s liability and workers’ compensation insurance covering all of Tenant’s Employees;

(d) Employers Practice Liability Insurance for all Gaming Employees and Tenant Employees with a minimum limit of $5,000,000.00 per loss;

(e) excess liability insurance in an amount not less than $20,000,000.00 per occurrence on terms consistent with the Commercial General Liability insurance required under subsection (a) above; and

(f) crime insurance for employee dishonesty; on/off premises money & securities; computer and credit card fraud, and robbery and safe burglary covering all of Tenant’s Employees in the amount of $1,000,000 for each coverage part.

10.3 Insurers. All insurance provided for in this Lease shall be obtained under valid and enforceable policies (collectively, the “policies” or in the singular, the “policy”), and shall be issued by financially sound and responsible insurance companies authorized to do business in the State of Nevada and having a claims paying ability rating of “A-” (or its equivalent) or better by at least two Rating Agencies, one of which must be S&P. The policies described in this Lease shall designate Landlord and its successors and assigns as additional insureds and/or loss payees as appropriate.

10.4 Endorsement. All policies provided for or contemplated in Section 10.2 of this Lease, shall name Tenant as the insured and Landlord as the additional insured, as its interests may appear.

10.5 Clauses. All policies provided for or contemplated in Section 10.2 of this Lease shall contain clauses or endorsements to the effect that:

(a) the policies shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days’ prior written notice to Landlord and any other party named therein as an additional insured;

(b) the issuers thereof shall give written notice to Landlord if the policies have not been renewed thirty (30) days prior to their expiration;

(c) Landlord shall not be liable for any insurance premiums thereon or subject to any assessments thereunder;

(d) the policies do not contain an exclusion for acts of terrorism or similar acts of sabotage, unless coverage is provided by a separate policy; and

(e) If at any time Landlord is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Landlord shall have the right, without notice to Tenant, to take such action as Landlord deems necessary to protect its interest in the Premises, including, without limitation, obtaining such insurance coverage as Landlord in its sole discretion deems appropriate. All premiums incurred by Landlord in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Tenant to Landlord upon demand.

10.6 Payment of Premiums. Tenant shall pay all premiums for each policy of insurance required by Section 10.2 when due and shall forward said policy or policies to Landlord or a certificate of insurance evidencing the aforesaid coverage together with all appropriate endorsements and riders showing Landlord as an additional named insured therein.

10.7 Election to Purchase Collectively. Notwithstanding anything to the contrary in this Article X, Tenant may request that Landlord obtain the insurance required of Tenant hereunder, and Landlord may elect, in its sole discretion, to provide the same. In the event Landlord elects to provide such insurance coverage, Tenant shall pay Landlord within ten (10) days of demand for the cost of Tenant’s proportionate share of such insurance. All insurance shall be allocated based on criteria used to obtain said coverages.

10.8 Hazardous Activities. Tenant shall not use or occupy or permit the Premises to be occupied or used in a manner which will materially increase the rates of any insurance for the Premises or the overall development within which the Hotel Casino is situated or that will make void or voidable any insurance then in force with respect to the Premises or the overall development within which the Hotel Casino is situated, or which will make it impossible to obtain fire or other insurance with respect to the Premises or the overall development within which the Hotel Casino is situated. If Tenant shall fail to comply with the provisions of this Section 10.8, Tenant shall reimburse Landlord for any increases in insurance premium charged to Landlord as a result of Tenant’s non-compliance with this Section 10.8.

10.9 No Prohibited Activity. Tenant agrees that it will not keep, use, sell or offer for sale in or upon the Premises any article or permit any activity that may be prohibited by any standard form of insurance policy. Tenant agrees to pay any increase in premiums for insurance that may be carried by Landlord on the overall development in which the Hotel Casino is situated, resulting from the type of operations of, merchandise sold by, or services rendered by Tenant or any of its activities in or about the Premises, regardless of whether Landlord has consented to the same.

10.10 Release. Landlord and Tenant mutually agree that with respect to any loss which is covered by insurance then being carried by them respectively, the party hereto carrying such insurance and suffering said loss hereby releases the other of and from any and all claims with respect to such loss only to the extent that such loss is covered by the proceeds paid by the releasing party’s insurance, including claims with respect to the negligence of the parties hereto; and Landlord and Tenant further mutually agree that their respective insurance companies shall have no right of subrogation against the other party hereto on account of any such loss, only the extent that such loss is covered by the proceeds paid by the releasing party’s insurance and only to the extent such waiver does not invalidate coverage under the covered party’s applicable insurance policies.

ARTICLE XI

DAMAGE AND CONDEMNATION

11.1 Continuation of Rent. Should the Premises be damaged or destroyed in whole or in part, which damage or destruction substantially interferes with the Gaming Operations and was not caused by the fault or negligence of Tenant, the Gaming Employees, Tenant’s Employees, or its agents, employees, servants, contractors, licensees, customers or business invitees, either Landlord or Tenant shall have the option to terminate this Lease by notifying the other party of such election in writing within thirty (30) calendar days after such damage or destruction; provided, however, if Tenant notifies Landlord in writing within thirty (30) calendar days of such damage or destruction of Tenant’s election to restore or repair the Premises and proceeds to and does restore or repair the Premises with all reasonable diligence at its sole expense, to the condition in which they were immediately prior to such destruction or damages, the Lease shall not terminate, but shall continue in full force and effect, except that Tenant shall be entitled to an abatement of Rent for the period of such repair; provided, however, such abatement shall be for not more than ninety (90) calendar days from the date of such damage or destruction.

11.2 Proceeds of Insurance. In the event of any destruction or damage to the Premises in respect of which the proceeds of the insurance policy carried by Tenant that are paid to Tenant or Landlord are insufficient to rebuild or restore the Premises and replace the Improvements, trade fixtures and personal property therein, then Tenant agrees to restore or repair, with all reasonable diligence, at its sole expense (which shall be a Casino Expense), the Premises to the condition in which they were immediately prior to such destruction or damages. Any and all plans, specifications and contracts for such restoration or reconstruction shall be subject to the approval of Landlord. Upon such approval, Tenant shall diligently proceed to restore and rebuild the Premises. Notwithstanding the foregoing, restoration or repair shall not be required for a casualty occurring during the last six (6) months of the Term provided that all insurance proceeds or rights to claims therefor are delivered or assigned to Landlord.

11.3 Partial Condemnation. If a partial portion of the Premises shall be taken by condemnation, then a just portion of the Base Rent shall be abated according to the nature and extent of the taking, appropriation and/or injuries sustained by the Premises. Except for such abatement, Tenant shall not participate in any other respect in any part of the condemnation award that may be made. Nothing herein contained, however, shall preclude Tenant from asserting as against the condemning authority its claim for injury or damages occasioned by such condemnation to the Premises.

11.4 Full Condemnation. If the entire portion of the Premises shall be taken by condemnation, or a partial portion of the Premises shall be taken by condemnation and the portion remaining is not reasonably susceptible to conducting the Gaming Operations, either Landlord or Tenant shall have the option to terminate this Lease by notifying the other party of such election in writing within thirty (30) calendar days after such taking and Tenant shall not participate in any other respect in any part of the condemnation award that may be made. Nothing herein contained, however, shall preclude Tenant from asserting as against the condemning authority its claim for injury or damages occasioned by such condemnation to the Premises.

11.5 Uniform Vendor and Purchaser Risk Act. The terms and conditions contained in this Article 11 are intended as an express provision with respect to casualty and condemnation of the Premises which supersedes the provisions of the Nevada Uniform Vendor and Purchaser Risk Act.

ARTICLE XII

LANDLORD’S COVENANT OF QUIET ENJOYMENT

12.1 Quiet Enjoyment. Tenant, on payment of the Rent and observing, keeping and performing all of the terms and provisions of this Lease on its part to be observed, kept and performed, shall lawfully, peaceably and quietly have, hold, occupy and enjoy the Premises during the Term without hindrance or ejection by Landlord or by any persons lawfully claiming under Landlord.

12.2 Conduct of Gaming Operations. Landlord understands and agrees that Tenant will have complete control over Gaming Operations on the Premises, including the direction and supervision of all Gaming Employees. Except as expressly provided herein, Landlord understands and agrees that Tenant shall be free to conduct the Gaming Operations on the Premises without interference from or direction by Landlord or any of its Affiliates. Neither Landlord nor any agent or representative of Landlord shall exercise, either directly or indirectly, management or control of any kind whatsoever, over the conduct of Gaming Operations on the Premises.

ARTICLE XIII

EVENTS OF DEFAULT AND REMEDIES

13.1 Event of Default. The occurrence of any of the following events shall constitute an event of default by Tenant under the terms of this Lease (individually, an “Event of Default,” and, collectively, “Events of Default”).

(a) if Tenant shall neglect or fail to perform or observe any of the covenants, terms, provisions or conditions contained in this Lease on its part to be performed or observed, except for payment of Rent or any other monetary charges due hereunder;

(b) if Tenant shall neglect or fail to pay Rent, as provided for in Article IV, or any other monetary obligation at any time owing from Tenant to Landlord within ten (10) days after written notice thereof from Landlord (except to the extent such monetary obligation is covered by any note from Tenant to Landlord);

(c) if the leasehold estate created by this Lease shall be taken on execution or by other process of law;

(d) if Tenant abandons the Premises and such abandonment continues for five (5) consecutive days or Tenant fails to operate the Premises substantially in accordance with the provisions hereof;

(e) if there is filed any petition in bankruptcy by or against Tenant, which petition is not dismissed within ninety (90) days of its filing, or there is appointed a receiver or trustee to take possession of Tenant or of all or substantially all of the assets of Tenant, or there is a general assignment by Tenant for the benefit of creditors, or any action is taken by or against Tenant under any state or federal insolvency or bankruptcy act, or any similar law now or hereafter in effect, including, without limitation, the filing of execution or attachment against Tenant and such levy continues in effect for a period of sixty (60) calendar days;

(i) if Tenant shall fail to maintain all necessary Gaming Approvals, where such failure is not on account of any action or inaction of Landlord;

(g) if Tenant shall commit fraud, gross negligence or willful misconduct with respect to the Premises and/or the Gaming Operations; and

(h) if Tenant receives a notice of violation of any Gaming Law which, if not remedied, could result in suspension or revocation of the gaming license of Tenant and Tenant fails to cure such violation within the time prescribed under said notice or under applicable Gaming Laws.

(i) if Tenant fails to deliver to Landlord the guarantee required pursuant to Section 9.2.

13.2 Remedies. Upon the occurrence of an Event of Default, in addition to any other rights or remedies provided for herein or at law or in equity, and without barring election of any other remedy, Landlord, at its sole option, shall have the following rights:

(a) Landlord may terminate this Lease and Tenant’s leasehold estate hereunder by written notice of such termination;

(i) in the case of an Event of Default as described in Section 13.1 (a), within thirty (30) days after written notice thereof from Landlord, or within such additional time as is reasonably required to correct any such default, but in no event more than an additional sixty (60) days;

(ii) in the case of an Event of Default described in Section 13.1(b), immediately upon the expiration of the tenth day after Landlord delivers such written notice to Tenant of Tenant’s neglect or failure to pay Rent as provided for in Article IV if Tenant has failed to cure such neglect or failure within such ten-day period;

(iii) in the case of an Event of Default as described in Section 13.1(d), immediately upon the expiration of the fifth consecutive day that Tenant fails to operate the Premises substantially in accordance with the provisions hereof;

(iv) in the case of an Event of Default described in Section 13.1(e) (x) resulting from the filing of a petition in bankruptcy by or against Tenant not dismissed within ninety (90) days of its filing, immediately upon the expiration of such ninety-day period; or (y) resulting from the appointment of a receiver or trustee to take possession of Tenant or of all or substantially all of the assets of Tenant, or a general assignment by Tenant for the benefit of creditors, or any action taken by or against Tenant under any state or federal insolvency or bankruptcy act, or any similar law now or hereafter in effect, including, without limitation, the filing of execution or attachment against Tenant and such levy continues in effect for a period of sixty (60) calendar days, immediately upon the expiration of such sixty-day period;

(v) immediately, in the case of an Event of Default described in Sections 13.1(c), 13.1(f), 13.1(g), and 13.1(i); and

(vi) in the case of an Event of Default described in Section 13.1(h), immediately upon the expiration of the time prescribed under a notice of Tenant’s violation of any Gaming Law during which Tenant is able to cure such violation.

provided, however that the mere giving by Landlord of a Notice to Pay (or perform) or a Notice to Quit shall not, of itself, constitute a notice of termination of this Lease;

(b) without taking possession of the Premises, Landlord may require strict performance of all of the agreements, obligations and covenants hereof as the same shall respectively accrue, and shall have the right of action therefor; and

(c) Landlord may take possession of the Premises through suit or otherwise, for the purpose of re-letting them for the account of Tenant, and in that event, may re-let the Premises, or any part thereof, at such rental and upon such terms and conditions as Landlord shall reasonably deem proper.

In addition to any and all other damages sustained by Landlord, Tenant shall be liable for all expenses incurred by Landlord for such reletting. Tenant shall be entitled to a credit for the net amount of rental so received, and shall pay Landlord such sums as may be required from time to time to make up the Rent, such Rent to be the amount of Rent payable by Tenant on the first day of the month immediately preceding such Event of Default, and Tenant shall likewise continue to be liable for the performance and observance of all other agreements, obligations and covenants hereof. Landlord shall have from time to time as the same shall accrue, or at any longer intervals, or at or after the expiration of said Term, a right of action against Tenant for all sums so accruing. All notices given pursuant to this Section 13.2 shall, to the extent permitted by Applicable Law, constitute the required statutory notice, if any, and any time given Tenant by Applicable Law to cure or remedy a default hereunder shall run from the time of the giving of such notice. Notwithstanding any provision of this Lease to the contrary, Tenant’s liability to Landlord on account of an Event of Default shall not exceed the aggregate amount of (x) the Priority Management Fee actually received by Tenant and (y) the distributions from the Surplus Fund Reserve actually received by Tenant.

13.3 Waiver. It is covenanted and agreed that no waiver at any time of any of the provisions hereof shall be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Landlord to or of any action by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent or approval to or of any subsequent similar act by Tenant.

13.4 Default of Landlord. If Landlord shall be in default under this Lease in the event Landlord fails to perform any of the covenants, terms, provisions or conditions contained in this Lease on its part to be performed or observed hereunder (a “Landlord Event of Default”), in addition to any other rights or remedies provided for herein or at law or in equity, and without barring election of any other remedy, Tenant may, at its sole option, have the right to terminate this Lease by written notice of such termination within thirty (30) days after written notice thereof from Tenant, or such additional time as is reasonably required to correct any such Landlord Event of Default, but in no event more than an additional thirty (30) days.

ARTICLE XIV

REPRESENTATIONS AND WARRANTIES

14.1 Landlord’s Representations and Warranties. Landlord hereby represents and warrants to Tenant as of the Effective Date and at all times during the Term only the following matters, with any other representation, warranty or statement, by implication or otherwise, being expressly disclaimed:

(a) Landlord is a corporation, duly organized, validly existing and in good standing under the laws of the State of Nevada, and is duly qualified and in good standing as a foreign entity in the jurisdictions wherein the nature of the business transacted by it or property owned by it make such qualification necessary;

(b) Landlord has the valid corporate power to enter into and perform all of its obligations under this Lease and this Lease has been authorized by all necessary corporate action;

(c) there are no known actions, suits or proceedings pending or, to the actual knowledge of Landlord, threatened against Landlord in any court or before any administrative agency which would prevent Landlord from completing the transactions provided for herein;

(d) except for the Gaming Approvals and Landlord Approvals, no consent or other approval or authorization of any court, arbitrator or governmental, administrative or regulatory authority, agency, commission, body or instrumentality, domestic or foreign, including the Gaming Authorities (each, a “Governmental Authority”), or third person is required in connection with Landlord’s execution and delivery of this Lease and the performance of its obligations hereunder;

(e) this Lease constitutes the legal, valid and binding obligations of Landlord, enforceable in accordance with its terms, except to the extent such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally;

(f) as of the Effective Date, no representation or warranty by Landlord made herein, nor any certificate furnished or to be furnished to Tenant pursuant hereto or in connection with the transactions contemplated hereby contains any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein not misleading;

(g) Landlord’s execution and delivery of this Lease and, subject to the receipt of Gaming Approvals and Landlord Approvals, the performance of its obligations hereunder will not, with or without the giving of notice and/or the passage of time, violate any provision of Applicable Laws;

(h) Landlord is in the process of obtaining, and will obtain and be in compliance with, prior to the Commencement Date, all Landlord Approvals necessary or required for Landlord to close the Merger Transaction, sell the Gaming Assets to Tenant, and operate the non-gaming operations at the Property, and other than such Landlord Approvals, no consent or other approval or authorization of any Governmental Authority or third person is required in connection with Landlord’s execution and delivery of this Lease and the performance of its obligations hereunder.

14.2 Morgans’ Representations and Warranties. Morgans hereby represents and warrants to Tenant as of the Effective Date and at all times during the Term only the following matters, with any other representation, warranty or statement, by implication or otherwise, being expressly disclaimed:

(a) Morgans is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified and in good standing as a foreign entity in the jurisdictions wherein the nature of the business transacted by it or property owned by it make such qualification necessary;

(b) Morgans has the valid corporate power to enter into and perform all of its obligations under this Lease and this Lease has been authorized by all necessary corporate action;

(c) there are no known actions, suits or proceedings pending or, to the actual knowledge of Morgans, or to Morgans’ knowledge, threatened against Morgans in any court or before any administrative agency which would prevent Landlord from completing the transactions provided for herein;

(d) except for the Gaming Approvals and Landlord Approvals, no consent or other approval or authorization of any Governmental Authority or third person is required in connection with Morgans’ execution and delivery of this Lease and the performance of its obligations hereunder;

(e) this Lease constitutes the legal, valid and binding obligations of Morgans, enforceable in accordance with its terms, except to the extent such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally;

(f) as of the Effective Date, no representation or warranty by Morgans made herein, nor any certificate furnished or to be furnished to Tenant pursuant hereto or in connection with the transactions contemplated hereby contains any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein not misleading;

(g) Morgans’ execution and delivery of this Lease and, subject to the receipt of Gaming Approvals, the performance of its obligations hereunder will not, with or without the giving of notice and/or the passage of time, violate any provision of Applicable Laws; and

(h) Morgans is in the process of obtaining, and will obtain and be in compliance with, prior to the Commencement Date, all Landlord Approvals necessary or required for Morgans to directly or through Landlord close the Merger Transaction, sell the Gaming Assets to Tenant, and operate the non-gaming operations, and other than such Landlord Approvals, no consent or other approval or authorization of any Governmental Authority or third person is required in connection with Morgans’ execution and delivery of this Lease and the performance of its obligations hereunder.

14.3 Tenant’s Representations and Warranties. Tenant hereby represents and warrants to Landlord as of the Effective Date and at all times during the Term only the following matters, with any other representation, warranty or statement, by implication or otherwise, being expressly disclaimed:

(a) Tenant is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Nevada, and is duly qualified and in good standing as a foreign entity in the jurisdictions wherein the nature of the business transacted by it or property owned by it make such qualification necessary;

(b) Tenant has the valid limited liability company power to enter into and perform all of its obligations under this Lease and this Lease has been authorized by all necessary limited liability company action;

(c) there are no known actions, suits or proceedings pending or, to the best knowledge of Tenant, threatened against Tenant in any court or before any administrative agency which would prevent Tenant from completing the transactions provided for herein;

(d) Tenant is in the process of obtaining, and will obtain and be in compliance with, prior to the Commencement Date, all Gaming Approvals necessary or required for the Gaming Operations, and other than such Gaming Approvals, no consent or other approval or authorization of any Governmental Authority or third person is required in connection with Tenant’s execution and delivery of this Lease and the performance of its obligations hereunder;

(e) this Lease and the other agreements and instruments contemplated hereby constitute legal, valid and binding obligations of Tenant, enforceable in accordance with their respective terms, except to the extent such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally;

(f) as of the Effective Date, no representation or warranty made herein by Tenant, nor any certificate furnished or to be furnished to Landlord pursuant hereto or in connection with the transactions contemplated hereby contains any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein not misleading; and

(g) Tenant’s execution and delivery of this Lease and, subject to obtaining the Gaming Approvals, the performance of its obligations hereunder will not, with or without the giving of notice and/or the passage of time, violate any provision of Applicable Laws.

ARTICLE XV

ESTOPPEL CERTIFICATES

Each party, within ten (10) days of written request from the other party, shall at any time and from time to time execute, acknowledge and deliver to the requesting party and any prospective purchaser or lender identified by the requesting party a statement in writing (a) clarifying that this Lease is unmodified and in full force and effect, or, if modified, stating the nature of such modification and certifying that this Lease as so modified, is in full force and effect, and the date to which the rental and other charges are paid in advance or delinquent, if any; (b) certifying the commencement and termination date of the Lease; (c) certifying that there has been no assignment or other transfer of this Lease, or any interest therein; and (d) acknowledging that there are not, to such party’s actual knowledge, any uncured defaults on the part of the requesting party hereunder and that such party has no right of offset, counterclaim or deduction against any sums due hereunder, or specifying such default if any are claimed together with the amount of any offset, counterclaim or deduction alleged. Any such statements may be relied upon by any existing owner or prospective purchaser or any present or prospective lender of or in connection with the Premises. Tenant’s failure to deliver such statement within such time shall be an Event of Default hereunder, and if Tenant shall fail to cure such Event of Default within thirty (30) days after notice from Landlord, then such failure of Tenant to deliver such statement shall be conclusive and binding upon Tenant (x) that this Lease is in full force and effect, without modification except as may be represented by Landlord, and that the status of Rent payments is as certified by Landlord; (y) that there are no uncured defaults in Landlord’s performance and that Tenant has no right of offset, counterclaim or deduction against rental; and (z) that no more than one month’s Rent has been paid in advance.

ARTICLE XVI

ASSIGNMENT OR SUBLETTING

16.1 Assignment. Tenant shall not assign, mortgage, pledge, hypothecate or encumber this Lease nor the leasehold estate hereby created or any interest herein, or sublet the Premises or any portion thereof, or license the use of all or any portion of the Premises or permit or undergo a Change in Control (as defined below) (collectively, “Transfer”) without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. “Change in Control” means (a) a sale or exchange of more than fifty percent (50%) of the outstanding stock of any class, as applicable, or membership interest to a third party; or (b) a sale of all or substantially all of the assets of the transferor. The acceptance of Rent by Landlord from any other person shall not be deemed to be a waiver of any provision of this Lease or consent to the assignment of Tenant’s interest in this Lease. Absent a written agreement to the contrary that is executed by Landlord, no Transfer by Tenant shall act as, or affect a release of, Tenant from any of the agreements, obligations and covenants of this Lease to be performed by Tenant hereunder. Any attempted Transfer of this Lease by Tenant shall be void and an Event of Default hereunder. In the event of any Change of Control of Landlord during the Term to a third party (x) determined unsuitable by any Gaming Authority or (y) that has (or has an Affiliate that has) a substantial portion of its revenues derived from gaming operations, Tenant shall have the right to terminate this Lease upon 30 days written notice to Landlord.

16.2 No Merger. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation hereof, or the termination of this Lease by Landlord pursuant to any provision contained herein, shall not work a merger, but at the option of Landlord, shall either terminate any or all existing subleases or subtenancies, or operate as an assignment to Landlord of any and all such subleases or subtenancies as determined by Landlord, exercisable in Landlord’s sole discretion.

16.3 No Passage by Law. It is understood and agreed that neither this Lease nor any interest herein or hereunder, nor any estate hereby created in favor of Tenant, shall pass by operation of law under any state or federal insolvency; bankruptcy or inheritance act, or any similar Applicable Law now or hereafter in effect, to any trustee, receiver, assignee for the benefit of creditors, heir, legatee, devisee, or any other person whomsoever without the express prior written consent of Landlord, exercisable in Landlord’s sole discretion.

ARTICLE XVII

RIGHT OF ACCESS

Subject to Gaming Laws, Landlord and its authorized agents and representatives shall be entitled to enter the Premises at any reasonable time for the purpose of (a) observing, posting or keeping posted thereon notices provided for hereunder, and such other notices as Landlord may deem necessary or appropriate for protection of Landlord, its interest or the Premises; (b) inspecting the Premises or any portion thereof; (c) inspecting the Premises relative to concerns over use, storage or disposal of Hazardous Materials; and (d) making repairs to the Premises or any other portion of the Property and performing any work therein or thereon which Landlord may elect or be required to make hereunder, including, without limitation, Landlord’s maintenance and repairs that may be necessary to comply with any Applicable Laws or any applicable standards that may, from time to time, be established by an insurer, or which Landlord may deem necessary or appropriate to prevent waste, loss, damage or deterioration to or in connection with the Premises or any other portion of the Hotel Casino or for any lawful purpose. In no event shall Landlord have access to any area of the Premises for which access is restricted in accordance with Gaming Laws, except pursuant to such laws. Except in emergency situations, Landlord shall give Tenant at least twenty-four (24) hours prior notice of entry. Landlord shall have the right to use any means which Landlord may deem proper to open all doors in the Premises in an emergency. Entry into the Premises obtained by Landlord by any such means shall not be deemed to be forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Tenant from the Premises or any portion thereof. Nothing contained herein shall impose or be deemed to impose any duty on the part of Landlord to do any work or repair, maintenance, reconstruction or restoration, which under any provision of this Lease is required to be done by Tenant or not required to be done by Landlord, and the performance thereof by Landlord shall not constitute a waiver of such an Event of Default by Tenant.

ARTICLE XVIII

REMEDIES CUMULATIVE

The various rights, options, elections and remedies of the parties hereunder shall be cumulative, and no one of them shall be construed as exclusive of any other, or of any right, priority or remedy allowed or provided for by Applicable Law and not expressly waived in this Lease.

ARTICLE XIX

SUBORDINATION

19.1 Subordination by Tenant. Tenant agrees upon request of Landlord to subordinate this Lease and its rights hereunder to the lien of any mortgage, deed of trust or other encumbrance, together with any renewals, extensions or replacements thereof, now or hereafter placed, charged or enforced against the Premises, or any portion thereof, and to execute and deliver at any time, and from time to time, upon ten (10) calendar days written demand by Landlord, such documents as may be reasonably required to effectuate such subordination, provided that in connection with such subordination documents such mortgagee or beneficiary of agrees to provide a non-disturbance agreement for the benefit of Tenant whereby such mortgagee or beneficiary agrees that in the event of a sale or foreclosure under any mortgage, deed of trust or other encumbrance, the purchaser upon any such sale or foreclosure shall not disturb Tenant’s possession of the Premises for any reason other than one which would entitle Landlord to terminate the Lease under its terms. Notwithstanding the foregoing, Tenant shall not be required to subordinate its right to receive the Priority Management Fee hereunder unless and until Landlord has established and funded a reserve account in an aggregate amount sufficient at all times to cover payment to Tenant of the Priority Management Fee on a monthly basis for one year.

19.2 Deemed Prior Lien. In the event that the mortgagee or beneficiary of any such mortgage, deed of trust, or other encumbrance elects to have this Lease deemed a prior lien to its mortgage, deed or trust, or other encumbrance, then and in such event, upon such mortgagee’s or beneficiary’s giving written notice to Tenant to that effect, this Lease shall be deemed a prior lien to such mortgage, deed of trust, or other encumbrance, whether this Lease is dated prior to or subsequent to the date or recordation of such mortgage, deed or trust, or other encumbrance.

19.3 Attornment. Subject to Gaming Laws, Tenant shall, in the event any proceedings are brought for the foreclosure of the Premises or the Hotel Casino or in the event of exercise of the power of sale under any deed of trust covering the Premises, attorn to the purchaser upon such foreclosure or sale, and recognize such purchaser as Landlord under this Lease.

ARTICLE XX

MISCELLANEOUS PROVISIONS

20.1 Governing Law; Consent to Jurisdiction. This Lease shall be construed and interpreted in accordance with and shall be governed and enforced in all respects according to the laws of the State of Nevada, without giving effect to conflicts of laws principles. Tenant and Landlord each agree to the exclusive jurisdiction of any state or federal court within the County of Clark, State of Nevada, with respect to any claim or cause of action arising under or relating to this Lease, and waive personal service of any and all process upon it and consent that all services of process be made by registered mail, directed to it at its address as set forth in Section 20.12 and service so made shall be deemed to be completed when received. Tenant and Landlord each waive any objection based on forum non conveniens and waive any objection to venue of any action instituted hereunder. Nothing in this Section 20.1 shall affect the right of Tenant or Landlord to serve legal process in any other manner permitted by Applicable Laws. The parties hereto waive trial by jury in any action or proceeding brought in connection with this Lease.

20.2 Headings. The section headings in this Lease are for convenience and reference only and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction of meaning or the provisions of this Lease.

20.3 Construction. If any term or provision of this Lease, or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforced to the fullest extent permitted by Applicable Law.

20.4 Binding. Except as otherwise expressly provided herein, the terms hereof shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, successors and assigns of Landlord and Tenant subject to restrictions on assignment of this Lease as provided herein.

20.5 Attorneys’ Fees. Except as provided in Article IX hereof, each party hereto shall bear its own professional fees and expenses incurred by such party in connection with, relating to or arising out of the execution, delivery and performance of this Lease and the consummation of the transactions contemplated hereby; provided, however, in the event any dispute between Landlord and Tenant should result in litigation, the prevailing party shall be reimbursed for all costs incurred in connection with such litigation, including, without limitation, reasonable attorneys’ fees and costs.

20.6 Entire Agreement; Amendments. This Lease supersedes all prior agreements relating to the subject matter hereof, including, but not limited to, that certain letter of intent, dated June 21, 2006, and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and cannot be changed or terminated orally.

20.7 Interpretation. Plural shall be substituted for the singular form and vice versa in any place or places herein in which the context required such substitution or substitutions.

20.8 Liens. Should any claim or lien be filed against the Premises, or any action or proceeding is instituted affecting the title to the Premises, Tenant shall give Landlord written notice thereof as soon as reasonably possible after Tenant obtains actual or constructive knowledge thereof.

20.9 No Partnership. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent or to partnership or of joint venture or of any association between Landlord and Tenant, nor shall anything contained herein be deemed to create any relationship between Landlord and Tenant other than the relationship of Landlord and Tenant.

20.10 Recordation. This Lease or memorandum thereof may not be recorded by Tenant.

20.11 Time. Time is of the essence of this Lease and all of the terms and conditions hereof.

20.12 Notice. Any notice or other communication required or permitted to be given by a party hereunder shall be in writing, and shall be deemed to have been given by such party to the other party or parties (a) on the date of personal delivery, (b) on the next business day following any facsimile transmission to a party at its facsimile number set forth below; provided, however, such delivery is concurrent with delivery pursuant to the provisions of clauses (a) or (c) of this Section 20.12, or (c) three business days after being placed in the United States mail, as applicable, registered or certified, postage prepaid addressed to the following addresses (each of the parties shall be entitled to specify a different address by giving notice as aforesaid):

If to Landlord:	Marc Gordon
Chief Investment Officer
Morgans Hotel Group Co.
475 Tenth Avenue
New York, New York 10018
(212) 277-4100 (telephone)
(212) 277-4201 (facsimile)

If to Tenant:	c/o Golden Gaming, Inc.
Attention: Blake L. Sartini and Rod S. Atamian
6595 South Jones Boulevard
Las Vegas, Nevada 89118
(702) 893-7777 (telephone)
(702) 891-4206 (facsimile)

or to such other person or place as either party hereto may designate in writing in the manner provided herein for giving notice. Each such notice so delivered, couriered or mailed shall be deemed delivered when personally delivered, as of the first business day after the date so sent by courier, or as of the third business day after the date so sent by mail, as the case may be.

20.13 Complimentaries; Room Blocks.

(a) Tenant Complimentaries. At all times during the Term, Tenant may authorize the following Complimentaries to its customers (collectively, “Tenant Complimentaries”), for which Landlord shall bill Tenant on a monthly basis and which shall be payable as Additional Rent hereunder on or before the fifteenth calendar day of the calendar month immediately following such calendar month the Tenant Complimentaries were incurred:

(i) any complimentary food or beverages at any restaurants located within the Property and operated by Landlord or any of its Affiliates, for which Landlord shall bill Tenant in accordance with Exhibit “I” hereto;

(ii) any complimentary accommodations within the Hotel Casino, for which Landlord shall bill Tenant in accordance with Exhibit “I” hereto;

(iii) any food and beverages purchased by Tenant’s Employees at any restaurants located within the Property and operated by Landlord or any of its Affiliates, for which Landlord shall charge such employee in accordance with Exhibit “I” hereto; and

(iv) any complimentary entertainment, retail merchandise, spa services, products or other resort services located within the Property and operated by Landlord or any of its Affiliates, for which Landlord shall bill Tenant in accordance with Exhibit “I” hereto.

(b) Room Blocks. Landlord shall cause a block of rooms to be reserved in the Hotel for use by Tenant’s customers in accordance with Exhibit “I” hereto.

20.14 Counterparts; Facsimile Signatures. This Lease may be executed in counterparts and both of such counterparts, taken together, shall be deemed part of one instrument. Signatures may be delivered by facsimile copy, which shall be deemed originals unless and until replaced by original signatures.

20.15 Gaming Authorities Requirements. Landlord and Tenant agree that notwithstanding any of the provisions herein, if at any time during the Term, the Gaming Authorities require or prohibit any act on the part of Landlord or Tenant, Landlord or Tenant, as applicable, shall comply with such requirement or prohibition as the case may be, and any such compliance shall not be deemed a breach of this Lease.

20.16 Management Standards. Tenant acknowledges that the maintenance of Landlord’s and the Hotel Casino’s reputation and the goodwill of Landlord’s guests and invitees is significant to Landlord, and that any material impairment thereof could cause damage to Landlord. Tenant therefore covenants that it shall conduct the Gaming Operations pursuant to the terms of this Lease in accordance with the standards existing at the Hotel Casino as of the Commencement Date so as to maintain the reputation and goodwill of Landlord and the Hotel Casino and at all times in keeping with and not inconsistent with standards employed in the operation of the Hotel Casino as of the Commencement Date (“Management Standards”).

20.17 Cooperation. Without limiting any other provision contained herein, Tenant covenants and agrees that it will cooperate with Landlord in any reasonable expansion of or modification to the Hotel Casino, provided that Landlord covenants and agrees that any such expansion shall be accomplished in a manner that is as least disruptive to the Gaming Operations as is commercially practical. Landlord and Tenant covenant and agree that they shall reasonably cooperate with any audit conducted by any Governmental Authority, including, but not limited to, the Gaming Authorities.

20.18 Absence of Reliance. Except as expressly set forth herein, neither Landlord nor Tenant has relied on any representations, warranties or projections of the other party. Each party has conducted such investigations as such party deemed necessary prior to entering into this Lease and each party has consulted with counsel of its choice in considering, negotiating and entering into this Lease.

20.19 Gaming Laws. This Lease is subject to the Gaming Laws. Without limiting the foregoing, Landlord acknowledges that (i) it is subject to being called forward by the Gaming Authorities, in their discretion, for licensing or a finding of suitability or to file or provide other information, and (ii) all rights, remedies and powers of Landlord under this Lease may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Laws and only to the extent that required approvals of the Gaming Authorities (including prior approvals) are obtained.

20.20 Confidentiality.

(a) In connection with the performance of their obligations under this Lease, each party (acting as a “Disclosing Party”), or its respective directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents (collectively its “Representatives”), whether before or after the date hereof, may disclose to the other, to the extent permitted by Gaming Laws (acting as “Receiving Party”) certain of the Disclosing Party’s commercially valuable, proprietary and confidential information and trade secrets with respect to its business and the business of its subsidiaries and affiliates, in either written or oral form, including without limitation information which may relate to its proprietary products, technology, processes, drawings, specifications, programs, models, financial and operational information and projections, formulae, data, know-how, developments, designs, improvements, software programs, products, marketing plans and strategies, customer and supplier lists, mailing lists, and other valuable business information and opportunities, as well as any analyses, compilations, studies, summaries, extracts or other documentation prepared by the Receiving Party or any of its Representatives based on such information disclosed by the Disclosing Party (collectively, the “Proprietary Information”).

(b) Each party, acting as a Receiving Party, agrees to keep strictly confidential all Proprietary Information so received by it from a Disclosing Party, and to use such Proprietary information solely for the purpose of discharging its obligations under this Lease. Each Receiving Party agrees that any and all Proprietary Information of a Disclosing Party is and shall remain the proprietary and confidential information and property of that Disclosing Party.

(c) Each Receiving Party agrees to use the same degree of care and diligence to maintain and protect any and all Proprietary Information of a Disclosing Party from disclosure to others as the Receiving Party employs to protect its own information of like importance (but in no event less than reasonable care), and to not, except as required by applicable law, regulation or legal process and only after compliance with subsection d below, without Disclosing Party’s prior written consent, disclose any Proprietary Information in any manner whatsoever, and to not use any Proprietary Information other than solely for the purpose set forth herein, and to prevent disclosure of such Proprietary Information by its Representatives, to any third party. Notwithstanding the foregoing, that Receiving Party may reveal the Proprietary Information to its Representatives who need to know for the purpose of discharging Receiving Party’s obligations under this Lease, provided such Receiving Party informs its Representatives of the confidential nature of the Proprietary Information, and such Representatives agree to act in accordance with the terms of this Lease. Receiving Party will cause its Representatives to observe the terms of this Lease, and will be responsible for any breach of this Section 20.20 by any of its Representatives.

(d) In the event that any Receiving Party or any of its Representatives are requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Proprietary Information, Receiving Party will notify the Disclosing Party promptly so that the Disclosing Party may seek a protective order or other appropriate remedy or, in Disclosing Party’s sole discretion, waive compliance with the terms of this Lease. In the event that no such protective order or other remedy is obtained, or that Disclosing Party waives Receiving Party’s compliance with the terms of this Lease, Receiving Party will furnish only that portion of the Proprietary Information which it is advised by counsel is legally required, and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Proprietary Information.

(e) Upon the expiration or earlier termination of this Lease, a Receiving Party shall, to the extent permissible under Applicable Laws, at its own expense, return or destroy, within 5 days, all copies of any Proprietary Information of the Disclosing Party in the possession or control of the Receiving Party or its Representatives. Any oral information will continue to be subject to the terms of this Lease.

(f) A Receiving Party’s obligations hereunder shall not apply to any portion of a Disclosing Party’s Proprietary Information: (a) of which the Receiving Party presently has knowledge or which is in the Receiving Party’s possession on the date hereof, and which it did not learn through its contact with the Disclosing Party or its Representatives, or from a third party who is, or was, prohibited from disclosing such Proprietary Information by a legal, contractual or fiduciary obligation to Disclosing Party; (b) which currently is or becomes publicly available, or a matter of public knowledge generally, other than as a result of a disclosure by the Receiving Party or its Representatives; (c) which is lawfully received by the Receiving Party from a third Party who is not, or was not, prohibited from disclosing such Proprietary Information to Receiving Party by a legal, contractual or fiduciary obligation to the Disclosing Party; or (d) which is developed by the Receiving Party or its Representatives independent of any disclosure of such Proprietary Information by the Disclosing Party.

(g) Each Receiving Party acknowledges that a Disclosing Party may not have an adequate remedy at law in the event of an actual or threatened breach of this Lease by a Receiving Party, or by its Representatives, and that a Disclosing Party may suffer irreparable damage and injury in such event, and each Receiving Party agrees that a Disclosing Party, in addition to any other rights and remedies available to it, shall be entitled to seek injunctive relief in the Disclosing Party’s favor without proof of actual damages, restricting the Receiving Party from committing or continuing any violation of this Lease.

Section 20.21 Further Assurances.

(a) Landlord shall take such action, whether at or after the Effective Date and without further consideration, to execute and deliver such further instruments, conveyances and transfers and take such other action as may reasonably be required so as to effectuate the intent of this Lease;

(b) Morgans shall take such action, whether at or after the Effective Date and without further consideration, to execute and deliver such further instruments, conveyances and transfers and take such other action as may reasonably be required so as to effectuate the intent of this Lease;

(c) Tenant shall take such action, whether at or after the Effective Date and without further consideration, to execute and deliver such further instruments, conveyances and transfers and take such other action as may reasonably be required so as to effectuate the intent of this Lease;

(d) Tenant shall (i) agree to any non-material modifications to this Lease to the extent required by Landlord’s lenders, and (ii) agree to negotiate in good faith with respect to any other modifications to this Lease as requested by Landlord’s lenders, including, without limitation, such modifications as may be required to consummation the closing of the Merger Transaction; and

(e) Landlord shall agree to cause the Master Landlord to provide that the Master Lease shall not be terminated prior to the termination of this Lease.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the Effective Date.

“LANDLORD”

MHG HR ACQUISITION CORP.,
a Nevada corporation

By:	/s/ W. Edwards Scheetz
Name:	W. Edwards Scheetz
Its:	President and Chief Executive Officer

“MORGANS”

Morgan Hotel Group Co.,
a Delaware corporation

By:	/s/ W. Edwards Scheetz
Name:	W. Edwards Scheetz
Its:	President and Chief Executive Officer

“TENANT”

Golden HRC, LLC,
a Nevada limited liability company

By:	Golden Gaming, Inc.
a Nevada corporation,
its Member/Manager

By:	/s/ Rod Atamian
Name:	Rod Atamian
Its:	EVP/CFO

EXHIBIT “A”

SITE PLAN

[omitted]

EXHIBIT “B”

REFERENCE BALANCE SHEET

[omitted]

EXHIBIT “C”

BILL OF SALE

[omitted]

EXHIBIT “D”

TRADEMARK AGREEMENT

[omitted]

EXHIBIT “E”

ASSIGNMENT AGREEMENT

[omitted]

EXHIBIT “F”

GAMING ASSET NOTE

[omitted]

EXHIBIT “G”

SHORTFALL NOTES

[omitted]

EXHIBIT “H”

WORKING CAPITAL NOTE

[omitted]

EXHIBIT “I”

COMPLIMENTARY RATES AND ROOM BLOCKS

[omitted]

55